STOCK PURCHASE AGREEMENT

                                      among

                               MJD SERVICES CORP.,

                               CARLA J. BROWNLEE,

                                       and

                         RAVENSWOOD COMMUNICATIONS, INC.

                          dated as of October 16, 1998

                                TABLE OF CONTENTS

      This Table of Contents is not part of this Agreement but is attached for convenience only.

ARTICLE I.

        PURCHASE OF STOCK......................................................2
               Section 1.1   Purchase and Sale.................................2
               Section 1.2   Purchase Price....................................2

ARTICLE II.

        REPRESENTATIONS AND WARRANTIES OF THE SELLER...........................2
               Section 2.1   Corporate Organization............................2
               Section 2.2   Authorization.....................................3
               Section 2.3   No Violation......................................3
               Section 2.4   Affiliates and Investments........................4
               Section 2.5   Stock Record Book.................................4
               Section 2.6   Corporate Books...................................4
               Section 2.7   Title to Stock....................................5
               Section 2.8   Options and Rights................................5
               Section 2.9   Financial Statements..............................5
               Section 2.10  Employees.........................................6
               Section 2.11  Absence of Certain Changes........................7
               Section 2.12  Contracts.........................................8
                             (a)    Generally..................................8
                             (b)    Compliance.................................9
               Section 2.13  True and Complete Copies..........................9
               Section 2.14  Title and Related Matters........................10
                             (a)    Owned Property............................10
                             (b)    Leased Property...........................10
                             (c)    Liens.....................................10
                             (d)    Utilities.................................11
                             (e)    Condition.................................11
               Section 2.15  Litigation.......................................11
               Section 2.16  Tax Matters......................................12
                             (a)    Generally.................................12
                             (b)    Good Faith................................12
                             (c)    Claims....................................12
                             (d)    Course of Business........................13
                             (e)    Withholdings..............................13

                             (f)    Partnerships..............................13
                             (g)    Accounting Method Adjustments.............13
                             (h)    Tax Exemptions............................13
                             (i)    Tax Return Reviews........................13
                             (j)    Power of Attorney.........................13
                             (k)    True and Complete Copies..................14
               Section 2.17  Bank and Brokerage Accounts......................14
               Section 2.18  Compliance with Applicable Laws, Regulations and Orders......................................14
               Section 2.19  Employee Benefit Plans...........................14
               Section 2.20  Intellectual Property............................18
               Section 2.21  Environmental Matters............................18
                             (a)    Generally.................................18
                             (b)    Property..................................19
                             (c)    Transportation............................19
                             (d)    Notification of Release...................19
                             (e)    Liens.....................................19
                             (f)    Site Assessments..........................19
               Section 2.22  Capital Expenditures and Investments.............20
               Section 2.23  Dealings with Affiliates.........................20
               Section 2.24  Insurance........................................20
               Section 2.25  Commissions......................................20
               Section 2.26  Permits and Reports..............................21
               Section 2.27  Absence of Undisclosed Liabilities...............21
               Section 2.28  Disclosure.......................................22

ARTICLE III.

        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.......................22
               Section 3.1   Corporate Organization...........................22
               Section 3.2   Authorization....................................23
               Section 3.3   No Violation.....................................23
               Section 3.4   Investment Intent................................23
               Section 3.5   Commissions......................................23
               Section 3.6   Litigation.......................................23
               Section 3.7   Disclosure.......................................24

ARTICLE IV.

        COVENANTS OF THE SELLER AND THE COMPANY...............................24
               Section 4.1   Regular Course of Business.......................24
                             (a)    Generally.................................24

                             (b)    Compensation..............................24
                             (c)    Insurance.................................25
                             (d)    Claims....................................25
                             (e)    Supplement................................25
               Section 4.2   Amendments.......................................25
               Section 4.3   Capital Changes..................................25
               Section 4.4   Dividends........................................25
               Section 4.5   Capital Expenditures.............................25
               Section 4.6   Borrowing........................................25
               Section 4.7   Property.........................................26
               Section 4.8   Other Commitments................................26
               Section 4.9   Financial Information............................26
               Section 4.10  Consents and Authorizations......................26
               Section 4.11  Access...........................................26
               Section 4.12  Notice of Transfer...............................26
               Section 4.13  Payment of Stamp Tax.............................27
               Section 4.14  Disclosure.......................................27
               Section 4.15  Cooperation with Purchaser.......................27
               Section 4.16  Payment of Estate Tax Liability..................27
               Section 4.17  Purchase Price Escrow Agreement..................27

ARTICLE V.

        COVENANTS OF THE PURCHASER............................................28
               Section 5.1   Consents and Authorizations......................28
               Section 5.2   Insurance Continuation...........................28
               Section 5.3   Filings..........................................28
               Section 5.4   Notice of Transfer...............................28
               Section 5.5   Cooperation with Seller and Company..............28
               Section 5.6   Supplement.......................................29

ARTICLE VI.

        OTHER AGREEMENTS......................................................29
               Section 6.1   Agreement to Defend..............................29
               Section 6.2   Further Assurances...............................29
               Section 6.3   Consents.........................................29
               Section 6.4   No Solicitation or Negotiation...................30
               Section 6.5   No Termination of the Obligations by
                              Subsequent Dissolution..........................30
               Section 6.6   Public Announcements.............................30
               Section 6.7   Records and Information..........................30
                             (a)    Retention of Records......................30

                             (b)    Access to Information.....................31
                             (c)    Provisions of Corporate Records...........31
                             (d)    Witnesses.................................31
               Section 6.8   Insurance Policies and Claims Administration.....32
                             (a)    Insurance Coverage Prior to the Closing
                                      Date....................................32
                             (b)    Insurance Coverage After the Closing
                                      Date ...................................32
               Section 6.9   Other Tax Matters................................33
                             (a)    Tax Returns...............................33
                             (b)    Information...............................33
                             (c)    Amended Returns...........................33

ARTICLE VII.

        CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER........................34
               Section 7.1   Representations and Warranties; Covenants
                              and Deliveries..................................34
               Section 7.2   Consents and Approvals...........................35
               Section 7.3   No Material Adverse Change.......................35
               Section 7.4   No Proceeding or Litigation......................35
               Section 7.5   Secretary's Certificate..........................35
               Section 7.6   Certificates of Good Standing....................36
               Section 7.7   Opinion of Seller's Counsel......................36
               Section 7.8   Resignations.....................................36
               Section 7.9   Other Documents..................................36
               Section 7.10  Liens............................................36
               Section 7.11  Delivery of Minute Books and Investment
                              Certificates....................................36
               Section 7.12  Delivery of Unaudited Financial Statements ......36

ARTICLE VIII.

        CONDITIONS TO THE OBLIGATIONS OF THE SELLER...........................36
               Section 8.1   Representations and Warranties...................36
               Section 8.2   Consents and Approvals...........................37
               Section 8.3   No Proceeding or Litigation......................37
               Section 8.4   Secretary's Certificate..........................37
               Section 8.5   Opinion of Purchaser's Counsel...................38
               Section 8.6   Certificates of Good Standing....................38
               Section 8.7   Other Documents..................................38

ARTICLE IX.

        CLOSING...............................................................38
               Section 9.1   Closing..........................................38
               Section 9.2   Closing Date Payment and Receipt of Shares ......38

ARTICLE X.

        TERMINATION AND ABANDONMENT...........................................40
               Section 10.1  Methods of Termination...........................40
                             (a)    Mutual Consent............................40
                             (b)    Seller's Failure to Perform...............40
                             (c)    Purchaser's Failure to Perform............40
                             (d)    Failure to Close by July 31, 1999.........40
                             (e)    Material Adverse Change...................40
                             (f)    Remedies..................................40
               Section 10.2  Procedure Upon Termination.......................41
                             (a)    Return of Records.........................41
                             (b)    Confidentiality...........................41
                             (c)    Breakup Fee...............................41
               Section 10.3  Exclusive Remedy.................................42

ARTICLE XI.

        SURVIVAL OF TERMS; INDEMNIFICATION....................................42
               Section 11.1  Survival; Limitations............................42
               Section 11.2  Escrow of Liquid Assets..........................43
               Section 11.3  Indemnification by the Seller....................43
                             (a)    Misrepresentation or Breach...............43
                             (b)    Taxes.....................................43
                             (c)    Third Party Claims.  .....................43
                             (d)    Related Expenses..........................44
               Section 11.4  Indemnification by the Purchaser.................44
                             (a)    Misrepresentation or Breach...............44
                             (b)    Taxes.....................................44
                             (c)    Third Party Claims........................44
                             (d)    Related Expenses..........................44
               Section 11.5  Third Party Claims...............................44
                             (a)    Generally.................................44
                             (b)    Counsel...................................46
               Section 11.6  Other Claims.....................................46

               Section 11.7  Continued Liability for Indemnity Claims ........48
               Section 11.8  Exclusive Remedy.................................48

ARTICLE XII.

        GENERAL PROVISIONS....................................................48
               Section 12.1  Amendment and Modification.......................48
               Section 12.2  Waiver...........................................48
               Section 12.3  Certain Definitions..............................48
               Section 12.4  Notices..........................................54
               Section 12.5  Assignment.......................................55
               Section 12.6  Governing Law....................................55
               Section 12.7  Counterparts; Construction.......................55
               Section 12.8  Headings.........................................55
               Section 12.9  Entire Agreement.................................55
               Section 12.10 No Benefit.......................................55
               Section 12.11 Delays or Omissions..............................56
               Section 12.12 Severability.....................................56
               Section 12.13 Expenses.........................................56
               Section 12.14 Time of the Essence..............................56

SCHEDULES

  2.3          No Violations
  2.4          Affiliates and Investments
  2.5          Stock Record Books
  2.6          Corporate Books
  2.7          List of Shareholders/Liens on Shares
  2.10(a)      Employees, Officers, Directors, Consultants and
               Independent Contractors
  2.10(c)      Employment and Labor Agreements
  2.11         Absence of Certain Changes
  2.12         Contracts - General
  2.14(a)      Title and Related Matters - Owned Property
  2.14(b)      Title and Related Matters - Leased Property
  2.14(e)      Title and Related Matters - Condition
  2.15         Litigation
  2.16         Tax Matters
  2.17         Bank and Brokerage Accounts
  2.19(a)      Employee Benefit Plans


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

  2.19(i)      Employee Benefit Plans - Other
  2.20         Intellectual Property
  2.21         Environmental Matters
  2.22         Capital Expenditures and Investments
  2.23         Dealings with Affiliates
  2.24         Insurance
  2.26         Permits and Reports
  2.27         Absence of Undisclosed Liabilities
  3.3          Consents and Authorizations of Purchaser
  4.1(b)       New Employees and Changes to Compensation
  4.7          Assets to be Sold by the Company
  4.14         Article IV Disclosure Statement
  6.6          Public Announcements

EXHIBITS

    A          Other Stockholders
  4.17         Purchase Price Escrow Agreement
  7.7          Opinion of Seller's Counsel
  8.5          Opinion of Purchaser's Counsel
  11.2         Indemnity Escrow Agreement

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of the 16th day of October, 1998 ("Execution Date"), among MJD Services Corp., a Delaware corporation (the "Purchaser"), Carla J. Brownlee, an Illinois resident ("Brownlee" or the "Seller"), and Ravenswood Communications, Inc., an Illinois corporation ("Ravenswood" or the "Company").

                                    RECITALS

      WHEREAS, Brownlee owns 405 shares of Ravenswood's no par value common stock, which 405 shares constitute all of the issued and outstanding shares of capital stock of Ravenswood (the "Ravenswood Capital Stock");

      WHEREAS, Ravenswood owns all of the issued and outstanding shares of capital stock of The El Paso Telephone Company, an Illinois corporation ("Telephone") (the "Telephone Capital Stock") and all of the issued and outstanding shares of capital stock of El Paso Long Distance Company ("Long Distance"), an Illinois corporation (the "Long Distance Capital Stock");

      WHEREAS, Telephone owns all of the issued and outstanding shares of capital stock of Gemcell, Inc.("Gemcell"), an Illinois corporation (the "Gemcell Capital Stock") (any and all shares, options, warrants, rights and interests, legal or equitable, in or with respect to the Ravenswood Capital Stock, the Telephone Capital Stock, the Long Distance Capital Stock and/or the Gemcell Capital Stock hereinafter referred to collectively as the "Shares");

      WHEREAS, Ravenswood is a holding company, the assets of which as of the Execution Date include the capital stock of Telephone and of Long Distance;

      WHEREAS, Telephone, Long Distance and Gemcell directly or indirectly provide local exchange, long distance, cellular and Internet services throughout mid-central Illinois, and Telephone is an operating telephone company that provides wireline telecommunications services, with at least 1,900 access lines (collectively the businesses of Ravenswood, Telephone, Long Distance and Gemcell are hereinafter referred to as the "Business" or the "business");

      WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, on the terms and subject to the conditions set forth in this Agreement, the Shares;

      WHEREAS, a dispute existed whereby certain Persons have claimed, as beneficiaries of the estate of Robert C. Gordon, ownership interests in and to a portion of the shares of the Telephone Capital Stock; and

      WHEREAS, the Seller has resolved and provided a mechanism for the resolution of such dispute, and Seller has agreed to transfer to the Purchaser title to all of the Shares, free and clear of all Liens other than Permitted Liens.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                PURCHASE OF STOCK

      Section 1.1 Purchase and Sale. At the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Shares.

      Section 1.2 Purchase Price. In consideration for the conveyance of the Shares, the Purchaser shall pay to the Seller on the Closing Date, as provided in Section 9.2 hereof, an amount per share of $24,691.36 for each of the 405 shares of Ravenswood Capital Stock (the "Purchase Price").

                                   ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller hereby represents and warrants to the Purchaser as follows (to the extent a representation is modified by a knowledge requirement, it shall speak to the knowledge of Brownlee and the Company) with respect to each of Ravenswood, Telephone, Long

Distance, Gemcell and all Affiliates thereof even though such representation and/or warranty shall use only the word Company (in other words, if any representation or warranty or covenant or agreement would be untrue as to any of Ravenswood, Telephone, Long Distance, Gemcell or any of their Affiliates then Brownlee must so disclose any such untruth):

      Section 2.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing with perpetual duration under the laws of its jurisdiction of incorporation, with full corporate power and authority to own, operate and lease its properties and to conduct its business as presently conducted. The Seller is a resident of Illinois. The Company is qualified to do business and is in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, or the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby requires it to be so qualified. True, complete and correct copies of the Company's charter and by-laws as presently in effect have been delivered to the Purchaser. The reverse triangular merger effected by the Company as of September 26, 1996 was duly authorized by the shareholders and directors of each affected entity, and has been fully consummated and concluded of record, all in accordance with Illinois law so as to establish Ravenswood as a holding company owning all of the outstanding capital stock of Telephone. True, complete and correct copies of all of the merger documents, the ICC order approving same, and all of the replacement Share certificates as presently in effect have been delivered to the Purchaser. All such replaced share certificates have been cancelled and affixed in the appropriate stock transfer records.

      Section 2.2 Authorization. The Seller and Ravenswood each has full power and authority to execute and deliver this Agreement and, subject to Sections 2.3 and 2.26, to consummate the transactions contemplated hereby. The Board of Directors (and as appropriate, the stockholders) of Ravenswood has duly authorized the execution, delivery and performance of this Agreement, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Assuming due execution of this Agreement by the Purchaser, this Agreement constitutes a legal, valid and binding obligation of each of the

Seller and Ravenswood enforceable against each such party in accordance with its terms, subject to equitable considerations and the effect of bankruptcy and other laws affecting the rights of creditors generally. The Seller will, at the Closing, have full power and authority to deliver the Shares and the certificates evidencing the Shares to the Purchaser, free and clear of all Liens as provided for herein except Permitted Liens.

      Section 2.3 No Violation. Except as set forth on Schedule 2.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by each of the Seller and Ravenswood do not and will not, subject to obtaining the consents and approvals referred to in Schedules 2.3 and 2.26, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the Company or its capital stock or assets pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, or notice to, any Person pursuant to (i) the charter or by-laws of the Company, (ii) any applicable Regulation (including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976), (iii) any Order to which either the Seller or the Company is subject, or (iv) any Contract to which the Seller or the Company or any of their properties are subject. The Seller and Ravenswood have complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby by each of Seller and Ravenswood, subject to the requirements which are conditions to the Closing.

      Section 2.4 Affiliates and Investments. Except as set forth in Schedule 2.4, the Company has no Affiliates or investments in any Person. Attached as
Schedule 2.4 is a true and complete corporate organizational chart for the Company. Except as set forth on Schedule 2.4, the transactions contemplated by this Agreement by each of Seller and Ravenswood will not conflict with or result in a breach of the terms, conditions or provisions of any agreement to which the Company is a party or with respect to any such Affiliates or investments, nor shall the transactions contemplated by this Agreement trigger any purchase, put, call or right of first refusal rights in any Person. Any such investments constitute an asset of the Company and the Company is the only Person with any rights thereto. Except as set forth on Schedule 2.4, the Company does not owe any indebtedness to or on account of any of such Affiliates or investments, nor has the Company guaranteed any indebtedness on behalf of, or have any other contingent obligations with respect to, any such Affiliates or investments, and the Company has not pledged any such investments or Affiliates or any other of its assets in connection with any obligations relating to any such investment or Affiliate. Except as set forth in Schedule 2.4, the Company is not a general partner in any of its investments, nor is any employee of the Company an officer or director of any such investment entity. Except as set forth in Schedule 2.4, the Company is not a party to any Shareholders' or Stockholders' Agreements with respect to any of the entities discussed on Schedule 2.4 hereto. Also set forth on Schedule 2.4 hereto is a listing of all dividends and/or distributions made with respect to any such Affiliates and/or investments since December 31, 1990.

      Section 2.5 Stock Record Book. Except as set forth in Schedule 2.5, the stock record book of the Company is complete and correct in all material respects. No shares of capital stock of the Company are currently reserved for issuance for any purpose or upon the occurrence of any event or condition. The Shares constitute all of the outstanding capital stock of the Company and the Seller owns all outstanding capital stock of Ravenswood. Ravenswood is the true and lawful owner of all of the outstanding capital stock of Telephone and of Long Distance. Telephone is the true and lawful owner of all of the outstanding capital stock of Gemcell. Schedule 2.7 sets forth the total number of authorized shares of capital stock for each of Ravenswood, Telephone, Long Distance and Gemcell.

      Section 2.6 Corporate Books. Except as set forth in Schedule 2.6, the corporate minute books of Ravenswood, Telephone, Long Distance and Gemcell are complete and correct in all material respects and contain signed minutes of all of the proceedings of the shareholders and directors of Ravenswood, Telephone, Long Distance and Gemcell since incorporation. A true and complete list of the directors and officers of Ravenswood, Telephone, Long Distance and Gemcell as of the Execution Date is set forth in Schedule 2.6.

      Section 2.7 Title to Stock. The Shares are owned of record by the Seller, Ravenswood and Telephone and only the Seller, Ravenswood and Telephone in such amount as forth on Schedule 2.7 hereto. Schedule 2.7 additionally sets forth the total number of authorized shares of capital stock for each of Ravenswood, Telephone, Long Distance and Gemcell. No shares of preferred stock or other class of capital stock are authorized, issued or outstanding. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Shares were issued pursuant to applicable exemptions from registration under Federal securities laws and the securities laws of the State of Illinois, are owned by the Seller, Ravenswood and Telephone and will be sold pursuant hereto free and clear of all Liens, except Permitted Liens. Upon payment of the Purchase Price pursuant to the Assignment Agreements described in Schedule 2.7 (the "Assignment Agreements"), the Seller will convey to the Purchaser good and marketable title to the Shares, free and clear of all Liens, except Permitted Liens. The assignments, endorsements, stock powers and other instruments of transfer delivered by the Seller to the Purchaser at the Closing will be sufficient to transfer the Seller's entire interest and all of the interests, legal and beneficial, of all other Persons in and to the Shares and thereby in the Ravenswood Capital Stock, the Telephone Capital Stock, the Long Distance Capital Stock, the Gemcell Capital Stock and in the capital stock of each other Affiliate of the Company and in each investment of the Company. Except as set forth in Schedule 2.4, no dividends or other distributions are owed by the Company in connection with any of the Shares and none have been made to any stockholder of the Company since at least December 31, 1990.

      Section 2.8 Options and Rights. There are no outstanding subscriptions, options, warrants, rights, puts, calls or other Contracts by which the Company is bound to issue or to repurchase or otherwise acquire shares of its capital stock, or pursuant to which any Person has a right to purchase or to acquire, through conversion or otherwise, shares of the Company's capital stock.

      Section 2.9 Financial Statements.

      Subject to the third and fourth sentences of this Section, the Seller has delivered to the Purchaser correct and complete copies of (i) the audited balance sheets of Ravenswood and its subsidiaries (consolidated) as of December 31, 1997 and

December 31, 1996 and of Telephone and its subsidiary (consolidated) as of December 31, 1995 and December 31, 1996, and the related statements of income, cash flow and retained earnings for the fiscal year reporting periods then ended, together with all notes and schedules thereto (the "Financial Statements"), and (ii) the unaudited monthly balance sheets of the Company as of July 31, 1998 and the related monthly statements of income for the period then ended (the July 31, 1998 statements, with all unaudited statements delivered hereafter, the "Unaudited Financial Statements"). The Financial Statements have been audited without qualification by Kiesling Associates LLP, independent auditors for the Company. The Financial Statements (a) have been prepared in accordance with the books and records of the Company and (b) fairly present the financial condition and results of operations and cash flows of the Company as of, and for the respective periods ended on, such dates, all in conformity with GAAP consistently applied. The Unaudited Financial Statements (a) have been prepared in accordance with the books and records of the Company, and (b) fairly present the financial condition and results of operations of the Company as of, and for the respective periods ended on, such dates, all in conformity with GAAP consistently applied, except for adjustments and notes that would result from an audit. Since December 31, 1997 and except as fully set forth in the Financial Statements and the Unaudited Financial Statements, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into or any action or inaction or state of facts existing, with respect to, or based upon transactions or events heretofore occurring.

      Section 2.10 Employees.

            (a) Schedule 2.10(a) sets forth a list of all of the Company's employees, officers, directors, consultants and independent contractors, together with a description of any Contract regarding the terms of service and the rate and basis for total compensation of such persons.

            (b) The Company has paid or made provision for the payment of all salaries and accrued wages, accrued vacation and sick leave, and any other form of accrued, but unpaid, compensation, and has complied in all material respects with all applicable Regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of its employees. No amounts have been accrued on the Company's books for vacation or sick leave in excess of the current year's obligations and no such obligations exist. No contracts or provisions exist that would obligate the Company to pay any severance compensation to any employee should his or her employment with the Company be terminated for any reason from and after the Execution Date hereof. No contracts or provisions exist that would obligate the Company to pay any amounts to any Person upon the change of control of the Company.

            (c) Except as set forth on Schedule 2.10(c) hereto, the Company is not a party to any (i) outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for payment of any bonus or commission or severance compensation, (ii) agreement, policy or practice that requires it to pay termination or severance pay to salaried, exempt, non-exempt or hourly employees, (iii) collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor do the Seller or the Company know of any activities or proceedings of any labor union to organize any such employees. The Company has furnished to Purchaser complete and correct copies of all such agreements, if any ("Employment and Labor Agreements"). The Company has not breached or otherwise failed to comply with any provisions of any Employment or Labor Agreement.

            (d) Except as set forth in Schedule 2.10 hereto, (i) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB"), (ii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the Seller's or Company's knowledge, threatened, against or affecting the Company, and the Company has not experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of the Company, (iii) there are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices, and (iv) the Company has not received formal notice from any federal, state, or local agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and, to the knowledge of the Seller and Company, no such investigation is in progress.

      Section 2.11 Absence of Certain Changes. Except as set forth in Schedule 2.11, since December 31, 1997, there has been no (a) Material Adverse Change in the business, properties, financial statements, business prospects, condition (financial or otherwise) or results of operations of the Company, (b) theft, damage, destruction, removal or loss of assets or properties, whether covered by insurance or not, having a Material Adverse Effect on the business, properties, business prospects, condition (financial or otherwise) or results of operations of the Company, (c) declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Shares, the Telephone Capital Stock, the Long Distance Capital Stock, or the Gemcell Capital Stock or any redemption of the Shares, the Telephone Capital Stock, the Long Distance Capital Stock, or the Gemcell Capital Stock, (d) increase in the compensation payable to or to become payable by the Company to its employees, officers, directors, consultants or independent contractors except in the ordinary course of business, (e) entry by the Company into any Contract not in the ordinary course of business, including, without limitation, any borrowing or capital expenditure, (f) change in accounting methods or principles used by the Company, except for any such change which is necessitated by a change in GAAP, or required by the FCC, ICC or RTB (which such changes shall be set forth on Schedule 2.11 hereto), (g) operation of the Company's business other than in the ordinary course, (h) sale, assignment or transfer of any assets or properties of the Company except in the ordinary course of business, (i) amendment or termination of any of the Company's Permits or Contracts, (j) waiver or release of any material right or claim of the Company, (k) labor dispute or union activity which affects the operation of the Company, and (l) agreement by either the Seller or the Company to take any of the actions described in the preceding clauses (a) through (k), except as contemplated by this Agreement.

      Section 2.12 Contracts.

            (a) Generally. Except as listed in Schedule 2.12, the Company is not a party to any Contract relating to:

                  (i) Bonus, pension, profit sharing, retirement, stock option, employee stock purchase or other plans providing for deferred compensation.

                  (ii) Collective bargaining agreements or any other Contract with any labor union.

                  (iii) Hospitalization insurance or other welfare benefit plans or practices.

                  (iv) Loans to its employees, officers, directors, or Affiliates.

                  (v) The borrowing or loaning of money to or from any Person or the mortgaging, pledging or otherwise placing a Lien on any asset of the Company, including, but not limited to, any Contract with respect to the Company's indebtedness to Rural Telephone Bank (RTB).

                  (vi) A guarantee of any obligation.

                  (vii) The ownership, lease (whether as lessee or lessor) or operation of any property, real or personal that includes expenditures or receipts in excess of $10,000 on a per item or aggregate basis.

                  (viii) Intangible property (including Proprietary Rights).

                  (ix) Warranties with respect to its services rendered or its products sold or leased.

                  (x) Registration or preemptive rights with respect to any securities.

                  (xi) Prohibitions preventing it from freely engaging in any business.

                  (xii) The purchase, acquisition, disposition or supply of inventory and other property and assets that involves on a per item or aggregate basis, expenditures or receipts in excess of $10,000 or other than in the ordinary course of business.

                  (xiii) Employees, independent contractors, consultants, or other agents.

                  (xiv) Sales, commissions, advertising or marketing.

                  (xv) Unconditional purchase or payment obligations that involves on a per item or aggregate basis, expenditures or receipts in excess of $10,000.

                  (xvi) Any investment or Affiliate of the Company, including, but not limited to, those shown on Schedule 2.4 hereto.

                  (xvii) Any other Contract not of the type covered by any of the foregoing items of this Section 2.12(a) requiring total payments by the Company in excess of ten thousand dollars ($10,000).

            (b) Compliance. The Company has performed all obligations required to be performed by it, and is not in receipt of any claim of default or breach or notice of audit, under any Contract to which it is subject (including, without limitation, those required to be disclosed on Schedule 2.12). Except as disclosed in Schedule 2.12, no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of non-compliance by the Company under any Contract to which it is subject. Except as disclosed in Schedule 2.12, the Company has no present expectation or intention of not fully performing all of its obligations under any Contract to which it is subject and has no knowledge of any breach or anticipated breach by any other party to any Contract to which it is subject.

      Section 2.13 True and Complete Copies. Except as otherwise provided in Sections 2.5, 2.6, 2.9, 2.14, 2.19(j), 2.26(i) and 2.28 hereof, the Seller and the Company have delivered to the Purchaser true and complete copies of all Contracts and documents listed in the Schedules to this Agreement, as well as of all minute books and stock books of Ravenswood, Telephone, Long Distance and Gemcell.

      Section 2.14 Title and Related Matters.

            (a) Owned Property. Set forth in Schedule 2.14(a) is a description of all real property and personal property owned or used by the Company. The Company has good and marketable title to all such property, free and clear of all Liens, except Permitted Liens and those liens shown on Schedule 2.14(a) hereto. All properties used in the Company's business operations as of December 31, 1997 are reflected in the Financial Statements in accordance with and to the extent required by GAAP and, as of the Execution Date, are fully set forth on
Schedule 2.14(a) hereto. The Seller has delivered, with respect to any real property owned by the Company, true and complete copies of all deeds, title policies, environmental assessments, surveys and other title documents relating to such real property. Further, the Company has good and marketable title to each of its investments set forth on Schedule 2.4 hereto, free and clear of all Liens except Permitted Liens, except as set forth on Schedule 2.14(a) hereto.

            (b) Leased Property. Set forth in Schedule 2.14(b) is a description of all real and personal property leased or used by the Company. Except as otherwise set forth in Schedule 2.14(b), the Company's leases are in full force and effect and are valid and enforceable in accordance with their respective terms. There exists no event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default by the Company or, to Seller's knowledge, any other Person under any such lease, and neither the Seller nor the Company have received notice of such default or event. All rent and other amounts due and payable with respect to each of the Company's leases have been paid through the Execution Date. Except as set forth in Schedule 2.14(b), neither the Seller nor the Company have received notice that the landlord with respect to any real property or personal property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. The Seller has delivered, with respect to any leased real or personal property, true and complete copies of all such leases and all amendments or supplements thereto.

            (c) Liens. Except as set forth in Schedule 2.14(c), the real property owned or leased by the Company and the buildings, structures and improvements included within such real property (collectively, the "Improvements") comply in all material respects with all applicable restrictions, building ordinances and zoning ordinances and all applicable Regulations of the applicable health and fire departments. Except as set forth in Schedule 2.14(c), no alteration, repair, improvement or other work which could give rise to a Lien has been performed with respect to such Improvements within the last one hundred twenty (120) days. The Company's owned or leased real property and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any Regulation or Order affecting such real property, and the continued existence, use, occupancy and operation of such Improvements is not dependent on any special permit, exception, approval or variance. There is no pending or, to the Seller's or Company's knowledge, threatened or proposed action or proceeding by any Authority to modify the zoning classification of, to condemn or take by the power of eminent domain (or to purchase in lieu thereof), to classify as a landmark, to impose special assessments on or otherwise to take or restrict in any way the right to use, develop or alter all or any part of the Company's owned or leased real property.

            (d) Utilities. The real property owned or leased by the Company has access, sufficient for the conduct of the Company's business as presently conducted and proposed to be conducted after the Closing in substantially the same manner as conducted prior to Closing, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities used in the operation of the Company's business as presently conducted. To Seller's knowledge, access to all such public roads and utilities will be available after the Closing Date in the same manner and to the same extent as at the Closing Date.

            (e) Condition. Except as set forth on Schedule 2.14(e), since December 31, 1997, the Company has not sold, transferred, leased, distributed or disposed of any of its assets or properties, except for (i) transactions in the ordinary and regular course of business, or (ii) as otherwise consented to in writing by the Purchaser. The Company owns, or has all rights necessary to use, all properties and assets necessary for the conduct of its business as presently conducted. The assets and properties owned, leased or used by the Company in the conduct of the Business as now conducted are in good condition (reasonable wear and tear excepted), are suitable for their respective uses, and comply in all material respects with all applicable Regulations. Further such assets and properties constitute all of the assets and properties necessary for the Company to conduct its Business as now conducted.

      Section 2.15 Litigation. Except as set forth in Schedule 2.15, there is
(a) no Claim pending or, to the Seller's knowledge, threatened against the Company, (b) no Claim by the Company pending or threatened against any Person,
(c) no outstanding Order relating to the Company and (d) no Claim by any Person relating to the Shares. No Stockholder of the Company dissented to the Company's merger/reorganization and the time to do so under Illinois law has expired.

      Section 2.16 Tax Matters.

            (a) Generally. Except as set forth in Schedule 2.16, Ravenswood, Telephone, Long Distance and Gemcell have timely filed all federal, state and local tax reports, returns, information returns and any other documents required to be filed by each (collectively, "Tax Returns") and have duly paid all Taxes shown to be due and payable on such Tax Returns and all estimated or advance payments required by law. All Taxes for periods ending on or prior to or including the Closing Date have been fully paid or reserved against on the Unaudited Financial Statements and on the books of Ravenswood, Telephone, Long Distance and Gemcell in accordance with GAAP. All Taxes which are required to be withheld or collected by Ravenswood, Telephone, Long Distance and Gemcell have been duly withheld or collected and, to the extent required, have been paid to the proper federal, state and local authorities or properly segregated or deposited as required by applicable Regulations. There are no Liens for Taxes upon any property or assets of Ravenswood, Telephone, Long Distance or Gemcell except for Liens for Taxes not yet due and payable or for Taxes being contested in a manner permitted by applicable law (all as disclosed on Schedule 2.16 hereto). Except as disclosed in Schedule 2.16, neither Ravenswood, Telephone, Long Distance nor Gemcell have requested an extension of time within which to file any Tax Return and none have waived the statute of limitations on the right of the IRS or any other taxing authority to assess or collect additional Taxes or to contest the information reported on any Tax Return.

All Taxes owed by any affiliated group of which Ravenswood, Telephone, Long Distance or Gemcell has at any time been a member (whether or not shown on any Tax Return) have been paid for each taxable period during which Ravenswood, Telephone, Long Distance or Gemcell was a member of the affiliated group. Neither Ravenswood, Telephone, Long Distance nor Gemcell has any liability for the unpaid Taxes of any Person under Treasury Regulation ss. 1.1502-6 (or any similar provision of state and local law), as a transferee or successor, by contract, or otherwise. The merger of the Company and Telephone referred to in
Section 2.1 hereof qualified as a tax-free reorganization pursuant to IRC
Section 368(a)(2)(E). All filings and/or notifications required to be made with the Internal Revenue Service and/or with the Illinois Department of Revenue and/or with the Illinois Secretary of State as a result of such merger/reorganization have been fully and timely made.

            (b) Good Faith. All Tax Returns described in Section 2.16(a) have been prepared in good faith and are correct and complete in all respects, and there is no basis for assessment of any addition to the Taxes shown thereon.

            (c) Claims. Except as disclosed in Schedule 2.16, (i) there are no proceedings, examinations or claims currently pending by any taxing Authority in connection with any Tax Returns described in Section 2.16(a) nor with respect to the periods to which such Tax Returns relate and (ii) there are no unresolved issues or unpaid deficiencies or outstanding or proposed assessments relating to any such proceedings, examinations, claims or Tax Returns. None of the Tax Returns described in Section 2.16(a) currently is under audit or has been audited. The items relating to the Business, properties and operations of the Company on the Tax Returns filed by the Company (including the supporting schedules filed therewith), copies of which have been supplied to the Purchaser, state accurately, in all respects, the information requested with respect to the Company, which information was derived from the books and records of the Company.

            (d) Course of Business. The Company has not taken any action in anticipation of the Closing that would have the effect of deferring any liability for Taxes of the Company to any period (or portion thereof) ending after the Closing Date.

            (e) Withholdings. All payments for withholding Taxes, unemployment insurance and other amounts required to be withheld and deposited or paid to any relevant taxing Authorities have been so withheld, deposited or paid by or on behalf of the Company.

            (f) Partnerships. Except as disclosed in Schedule 2.16, the Company is not subject to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income tax purposes. Any tax-sharing agreement between the Company and any other Person shall terminate as of the Closing Date, except as disclosed on Schedule 2.16, and any such tax-sharing agreement is fully disclosed on Schedule 2.16 hereto.

            (g) Accounting Method Adjustments. Except as disclosed in Schedule 2.16, the Company will not be required to recognize after the Closing Date any taxable income in respect of accounting method adjustments required to be made under any Regulation relating to Taxes, including without limitation, the Tax Reform Act of 1986 and the Revenue Act of 1987.

            (h) Tax Exemptions. None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the IRC, and the Company is not subject to a lease, safe harbor lease or other arrangement as a result of which the Company is not treated as the owner of leased property for federal income tax purposes.

            (i) Tax Return Reviews. An accurate and complete description of the most recent review, if any, of the Tax Returns of the Company by the IRS or any other taxing Authority is set forth in Schedule 2.16.

            (j) Power of Attorney. Except as set forth in Schedule 2.16 hereto, no power of attorney has been granted by the Company with respect to any matter, including, without limitation, the payment of Taxes, which is currently in force.

            (k) True and Complete Copies. The Seller and the Company have delivered to the Purchaser true and complete copies of all Tax Returns filed by the Company with respect to its 1992, 1993, 1994, 1995, 1996 and 1997 fiscal years.

      Section 2.17 Bank and Brokerage Accounts. Set forth in Schedule 2.17 hereto is a list of all of the bank and brokerage accounts maintained by the Company and the authorized signatories for each such account.

      Section 2.18 Compliance with Applicable Laws, Regulations and Orders. The Company has been and is presently in material compliance with all laws, ordinances, codes, rules, Regulations and Orders applicable to the conduct of its Business, including, without limitation, all applicable Regulations relating to health, sanitation, fire, zoning, building and occupational safety.

      Section 2.19 Employee Benefit Plans.

            (a) Set forth on Schedule 2.19 hereto is a true and complete list of:

                  (i) each employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), maintained by the Company or to which the Company or the Seller is required to make contributions ("Pension Benefit Plan"); and

                  (ii) each employee welfare benefit plan, as defined in Section 3(1) of ERISA, maintained by the Company or to which the Company or the Seller is required to make contributions ("Welfare Benefit Plan").

            True and complete copies of all Pension Benefit Plans and Welfare Benefit Plans (collectively, "ERISA Plans") have been delivered to or made available to Purchaser together with, as applicable with respect to each such ERISA Plan, trust agreements, summary plan descriptions, all IRS determination letters or applications therefor with respect to any Pension Benefit Plan intended to be qualified pursuant to Section 401(a) of the Internal Revenue Code of 1986, as amended (the "IRC"), and valuation or actuarial reports, accountant's opinions, financial statements, IRS Form 5500s (or 5500-C or 5500-R) and summary annual reports for the last three years.

            (b) With respect to the ERISA Plans, except as set forth on Schedule 2.19:

                  (i) there is no ERISA Plan which is a "multiemployer" plan as that term is defined in Section 3(37) of ERISA ("Multiemployer Plan");

                  (ii) no event has occurred or (to the knowledge of the Seller or the Company) is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA or under Section 4975 of the IRC;

                  (iii) each ERISA Plan has operated since its inception in accordance with the reporting and disclosure requirements imposed under ERISA and the IRC and has timely filed Form 5500 (or 5500-C or 5500-R) and predecessors thereof; and

                  (iv) no ERISA Plan is liable for any federal, state or local Taxes.

            (c) Each Pension Benefit Plan intended to be qualified under Section 401(a) of the IRC:

                  (i) has been qualified, from its inception, under Section 401(a) of the IRC, and the trust established thereunder has been exempt from taxation under Section 501(a) of the IRC and is currently in compliance with applicable federal laws;

                  (ii) has been operated, since its inception, in accordance with its terms and there exists no fact which would adversely affect its qualified status; and

                  (iii) is not currently under investigation, audit or review by the IRS or (to the knowledge of the Seller or Company) no such action is contemplated or under consideration and the IRS has not asserted that any Pension Benefit Plan is not qualified under Section 401(a) of the IRC or that any trust established under a Pension Benefit Plan is not exempt under Section 501(a) of the IRC.

            (d) With respect to each Pension Benefit Plan which is a defined benefit plan under Section 414(j) and each defined contribution plan under
Section 414(i) of the IRC:

                  (i) no liability to the Pension Benefit Guaranty Corporation ("PBGC") under Sections 4062-4064 of ERISA has been incurred by the Company since the effective date of ERISA and all premiums due and owing to the PBGC have been timely paid;

                  (ii) the PBGC has not notified the Company or any Pension Benefit Plan of the commencement of proceedings under Section 4042 of ERISA to terminate any such plan;

                  (iii) no event has occurred since the inception of any Pension Benefit Plan or (to the knowledge of the Seller or the Company) is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA;

                  (iv) No Pension Benefit Plan ever has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the IRC); and

                  (v) if any of such Pension Benefit Plans were to be terminated on the Closing Date (A) no liability under Title IV of ERISA would be incurred by the Company, and (B) all benefits accrued to the day prior to the Closing Date (whether or not vested) would be fully funded in accordance with the actuarial assumptions and method utilized by such plan for valuation purposes.

            (e) With respect to each Pension Benefit Plan, Schedule 2.19 contains a list of all Pension Benefit Plans to which ERISA has applied which have been or are being terminated, or for which a termination is contemplated, and a description of the actions taken by the PBGC and the IRS with respect thereto.

            (f) The aggregate of the amounts of contributions by the Company to be paid or accrued under ERISA Plans is not expected to exceed approximately $130,000.00 for the time period commencing January 1, 1998 and ending December 31, 1998 (which amount consists of the following components: $26,311 of anticipated SEPP contributions, $93,634 of anticipated premium expenses for health, life, disability and dental insurance, and $10,055 for miscellaneous adjustments to such amounts), all of which has been properly accrued or reserved for on the Financial Statements and Unaudited Financial Statements. To the extent required in accordance with GAAP, the Company's Financial Statements reflect in the aggregate an accrual of all amounts of employer contributions accrued but unpaid by the Company under the ERISA Plans as of the date of the Financial Statements.

            (g) With respect to any Multiemployer Plan (1) the Company has not, since its formation, made or suffered a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (2) there is no withdrawal liability of the Company under any Multiemployer Plan, computed as if a "complete withdrawal" by the Company had occurred under each such Plan as of December 31, 1997; and (3) the Company has not received notice to the effect that any Multiemployer Plan is either in reorganization (as defined in Section 4241 of ERISA) or insolvent (as defined in Section 4245 of ERISA).

            (h) With respect to the Welfare Benefit Plans:

                  (i) There are no liabilities of the Company under Welfare Benefit Plans with respect to any condition which relates to a claim filed on or before the Closing Date; and

                  (ii) No claims for benefits are in dispute or in litigation.

            (i) Set forth on Schedule 2.19 hereto is a true and complete list of:

                  (i) each employee stock purchase, employee stock option, employee stock ownership, deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, insurance, severance, retirement, excess benefit or other plan, trust or arrangement which is not an ERISA Plan whether written or oral, which the Company maintains or is required to make contributions to; and

                  (ii) each other agreement, arrangement, commitment and understanding of any kind, whether written or oral, with any current or former employee, officer, director or consultant of the Company pursuant to which payments may be required to be made at any time following the Execution Date (including, without limitation, any employment, deferred compensation, severance, supplemental pension, termination or consulting agreement or arrangement).

            (j) True and complete copies of all of the written plans, arrangements and agreements referred to on Schedule 2.19 ("Compensation Commitments") have been provided to Purchaser together with, where prepared by or for the Company, any valuation, actuarial or accountant's opinion or other financial reports with respect to each Compensation Commitment for the last three years. An accurate and complete written summary has been provided to Purchaser with respect to any Compensation Commitment which is unwritten.

            (k) Each Compensation Commitment:

                  (i) since its inception, has been implemented in all material respects in accordance with its terms;

                  (ii) is not currently under investigation, audit or review by the IRS or any other federal or state agency and (to the knowledge of the Seller and Company) no such action is contemplated or under consideration;

                  (iii) has no liability for any federal, state, local or foreign Taxes;

                  (iv) has no claims subject to dispute or litigation;

                  (v) has met all applicable requirements, if any, of the IRC;
      and

                  (vi) has been implemented since its inception in material compliance with the reporting and disclosure requirements imposed under ERISA and the IRC.

      Section 2.20 Intellectual Property. Schedule 2.20 sets forth a complete and accurate list of the Proprietary Rights owned or used by the Company. The Company has no written documents relating to the Company's ownership or use of the Proprietary Rights listed in Schedule 2.20, except as listed therein. No other Person has any rights to such Proprietary Rights, except pursuant to agreements or licenses specified in Schedule 2.20. To the Seller's and Company's knowledge, no other Person is infringing, violating or misappropriating any such Proprietary Right. If necessary, the Company owns or holds valid licenses to use all Proprietary Rights used in the operation of its business as presently conducted, with all such licenses specified in Schedule 2.20.

      Section 2.21 Environmental Matters. The Company has obtained all Environmental Permits required in connection with the operation of its business. The Company is and has been, and is capable of continuing to be in compliance in all respects with (i) the terms and conditions of all such Environmental Permits, and (ii) all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables of any applicable Environmental Law or Regulation, Order, code, plan, decree, judgment, injunction or demand letter issued, entered, promulgated or approved thereunder. The Company currently possesses and maintains such Environmental Permits in its name, and no amendments or modifications to such Environmental Permits or filings with any permitting Authority are required to permit the acquisition of the Shares as contemplated hereby. In addition, except as set forth in Schedule 2.21:

            (a) Generally. No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Seller's and Company's knowledge, threatened by any Authority or other entity with respect to the Company relating to any Environmental Permit, license or authorization required in connection with the conduct of the business of the Company or with respect to the generation, treatment, storage, recycling, transportation, disposal or Release of any substance regulated under Environmental Laws ("Hazardous Materials").

            (b) Property.

                  (i) The Company has not handled any Hazardous Material on any property now or previously owned or leased by the Company.

                  (ii) No PCB or asbestos is or has been present at any property now or previously owned or leased by the Company.

                  (iii) There are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now or previously owned or leased by the Company.

                  (iv) There has been no Release of Hazardous Materials at, on or under any property now or previously owned or leased by the Company.

            (c) Transportation. The Company has not (i) transported or arranged for the transportation of any Hazardous Material to any location which to Company's knowledge is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations, or (ii) stored, treated, transported or disposed, or arranged for storage, treatment, transport or disposal of any Hazardous Materials, other than in compliance with Environmental Law.

            (d) Notification of Release. No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company, and no property now or to Company's or Seller's knowledge previously owned or leased by the Company is listed or to Company's or Seller's knowledge proposed for listing on the National Priorities List under CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

            (e) Liens. There are no Liens arising under or pursuant to any Environmental Laws on any of the real property owned or leased by the Company, and no government actions have been taken or are threatened which could subject any of such properties to such Liens. The Company is not required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

            (f) Site Assessments. There have been no Phase I or Phase II environmental site assessments conducted by or which are in the possession of the Seller or the Company in relation to any property or facility now or previously owned or leased by the Company.

      Section 2.22 Capital Expenditures and Investments. The Company has no outstanding Contracts or commitments for capital expenditures and investments, except as set forth in Schedule 2.22 attached hereto, which schedule includes a list of all disbursements on account of capital expenditures and investments by the Company since December 31, 1997. There has been no order or ruling from the ICC or any other regulatory body and, to Seller's knowledge, none is threatened or expected by the Company requiring or recommending that the Company undertake any capital expenditures or investments.

      Section 2.23 Dealings with Affiliates. Schedule 2.23 sets forth a complete and accurate list of all oral or written Contracts between the Company and any one or more of its Affiliates. Except as set forth in Schedule 2.23, since December 31, 1997, the Company has not made any payments, loaned any funds or property or made any credit arrangement with any Affiliate or employee except for the payment of employee salaries in the ordinary course of business.

      Section 2.24 Insurance. The Company currently is covered by insurance policies which provide for coverages that are usual and customary as to amount and scope in the business of the Company, descriptions of which policies, including the names of the insurer and the insured, the amount of premiums, and the types and amounts of coverage, are set forth on Schedule 2.24. All of such policies are in full force and effect, all premiums with respect thereto have been paid or accrued therefor, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all applicable Regulations and (ii) all Contracts to which the Company is a party. The Company has not breached or otherwise failed to perform its obligations under any of such policies, nor has the Company received any adverse notice from any of the insurers party to such policies with respect to any alleged breach or failure in connection with any of such policies. Such policies will not terminate or lapse by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 2.24, there are no pending or, to the Seller's or Company's knowledge, threatened claims under any policy relating to the Company. Also set forth on Schedule 2.24 is a true and complete listing of any and all claims made by the Company under any policy since December 31, 1993.

      Section 2.25 Commissions. There are and will be no claims for brokerage commissions, finder's fees, fees for fairness opinions or financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller, the Company, or any of their Affiliates.

      Section 2.26 Permits and Reports. Schedule 2.26 hereto sets forth a list of all permits, licenses, registrations, certificates, orders, approvals or other authorizations from any Authority or other Person including, without limitation, the FCC and the ICC and all applicable municipalities ("Permits") issued to or held by the Company in connection with its operations as presently conducted. Such Permits are the only Permits that are required for the Company to conduct its business as presently conducted. Each such Permit is in full force and effect, and the Company has not received notice that any suspension, cancellation or modification of the terms of any such Permit is threatened. The Company is in full compliance with the terms of each such Permit, and the Seller is not aware of any reason not set forth in said Permit why any such Permit would not be renewed, upon substantially the same terms as currently exist, upon expiration of such Permit. The El Paso, Illinois territory served by Telephone constitutes one (1) entire study area. Except as set forth in Schedule 2.26, upon receipt of authorization, consent, approval or exemption from or notice to the applicable Person, as set forth in Schedule 2.3 hereto, each Permit issued to or held by the Company will continue in full force and effect following the Closing Date. Except as set forth on Schedule 2.26, (i) all returns, reports, applications, statements and other documents required to be filed by the Company with the FCC, the ICC and any other Authority or municipality (including taxing authorities) with respect to the Business on or before the Execution Date have been duly filed or properly extended as permitted by law (details of such extensions, if any, are set forth on Schedule 2.26 hereto) and are true and complete in all material respects, and (ii) all reporting requirements of the FCC, the ICC and other Authorities or municipalities (including taxing authorities) having jurisdiction thereof have been complied with in all material respects. A listing of all returns, reports, applications, statements and other documents filed by the Company within the past five (5) years with the FCC, the ICC and any other Authority or municipality (including taxing authorities) is attached hereto as Schedule 2.26; true and complete copies of all such returns, reports, applications, statements, Permits and other documents set forth on
Schedule 2.26 have been previously provided to Purchaser by the Seller.

      Section 2.27 Absence of Undisclosed Liabilities. The Company does not have any liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise), including, without limitation, any unfunded obligation under employee benefit plans or arrangements as described in Section 2.19 hereof or liabilities for Taxes (as defined in Section 2.16 hereof) or liabilities for under-reporting, under-billing or under-collection of revenues or underpayment of revenues to a third party or liabilities relating to investments or subsidiaries, except for (i) liabilities stated or reserved against in the Financial Statements or Unaudited Financial Statements, (ii) current liabilities incurred in the ordinary course of business and consistent with past practice after the date of the Financial Statements or Unaudited Financial Statements or which, individually and in the aggregate, do not have, and cannot reasonably be expected to have, a Material Adverse Effect, and (iii) liabilities disclosed on Schedule 2.27 hereto. All obligations and liabilities relating in any way to the Company's investments and Affiliates are set forth on Schedule 2.4 hereto, setting forth the maximum amount of the Company's potential obligations and the expected payment schedule therefor. The Company is not a party to any Contract, or subject to any articles of incorporation or bylaw provision, any other corporate limitation or any legal requirement which has, or can reasonably be expected to have, a Material Adverse Effect. Any and all long term obligations and liabilities of the Company as of the Execution Date and not otherwise set forth in the Financial Statements or
Schedule 2.12 are set forth on Schedule 2.27 hereto.

      Section 2.28 Disclosure. Neither this Agreement nor any of the attachments, schedules, exhibits, written statements, documents, certificates or other items prepared for or supplied to the Purchaser by or on behalf of the Seller or the Company with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits any material fact necessary to make each statement contained herein or therein not misleading.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby represents and warrants to the Seller with respect to itself and its Assignee as follows even though such representation and/or warranty shall only use the word Purchaser (in other words, if any representation or warranty or covenant or agreement would be untrue as to Purchaser or Assignee then Purchaser must so disclose any such untruth:

      Section 3.1 Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing with perpetual duration under the laws of its jurisdiction of incorporation, with full corporate power and authority to own, operate and lease its properties and to conduct its business as presently conducted and proposed to be conducted. The Purchaser is qualified to do business and is in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, or the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby requires it to be so qualified. True, complete and correct copies of the Purchaser's charter and by-laws as presently in effect have been delivered to the Seller.

      Section 3.2 Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to equitable considerations and the effect of bankruptcy and other laws affecting the rights of creditors generally.

      Section 3.3 No Violation. Except as set forth on Schedule 3.3 hereto, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the Purchaser or its capital stock or assets pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of or
(f) require any authorization, consent, approval, exemption or other action by, or notice to, any Person pursuant to the charter or by-laws of the Purchaser, any applicable Regulation (including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976), any Order to which the Purchaser is subject or any Contract to which the Purchaser or any of its properties are subject. The Purchaser has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, subject to the requirements which are conditions to the Closing.

      Section 3.4 Investment Intent. The Purchaser represents and warrants to the Seller that it is purchasing the Shares for investment purposes and not with a view to distribution thereof and agrees that it shall not make any sale, transfer, or other disposition of the Shares in violation of the Securities Act of 1933, as amended, or the Regulations thereunder or under any other applicable securities laws.

      Section 3.5 Commissions. There are and will be no claims for brokerage commissions, finder's fees, fees for fairness opinions or financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser or any of its Affiliates.

      Section 3.6 Litigation. Except as set forth in Schedule 3.6, there is (a) no Claim pending or, to Purchaser's knowledge, threatened against Purchaser relating to the transactions contemplated by this Agreement, (b) no Claim by Purchaser pending or threatened against any Person relating to the transactions contemplated by this Agreement, (c) no outstanding Order relating to Purchaser and to the transactions contemplated by this Agreement, and (d) no Claim by any person relating to the transactions contemplated by this Agreement.

      Section 3.7 Disclosure. Neither this Agreement nor any of the attachments, schedules, exhibits, written statements, documents, certificates or other items prepared for or supplied to the Seller or the Company by or on behalf of the Purchaser with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits any material fact necessary to make each statement contained herein or therein not misleading.

                                   ARTICLE IV.

                     COVENANTS OF THE SELLER AND THE COMPANY

      Subject to the provisions of Section 4.14 hereof, from and after December 31, 1997 until the Closing Date, the Seller and Ravenswood agree that they shall have acted and shall act, or refrain from acting where so required, to comply (and in the case of the Seller, to cause the Company to comply) with the following (the term "Company" as used in this Article IV shall mean and include Ravenswood, Telephone, Long Distance, Gemcell and any and all of their Affiliates):

      Section 4.1 Regular Course of Business.

            (a) Generally. The Company shall operate its business diligently and in good faith, consistent with past management practices, shall maintain all of its properties in customary repair, order and condition, shall maintain (except for expiration due to lapse of time or cancellation by another party pursuant to the terms thereof) in the ordinary course of business all leases and Contracts in effect without material change except as expressly provided herein or as agreed to by the Purchaser and shall comply with the provisions of all Regulations, Orders and Permits applicable to the Company and the conduct of its business. The Company shall comply, without material modification, with all Contracts and commitments relating to capital expenditures as set forth on
Schedule 2.22. The Company shall maintain its financial and accounting records in a manner consistent with that employed at December 31, 1997, except for changes required by reason of a concurrent change in GAAP or required by the FCC, ICC or RTB, all of which changes are set forth on Schedule 2.11 hereto.

            (b) Compensation. The Company shall not hire any employee and shall not grant any increase in the compensation of any employee, officer, board member, consultant or independent contractor, other than as required by law or in the ordinary course and consistent with past practices, and only to the extent set forth in Schedule 4.1(b) hereto.

            (c) Insurance. The Company shall maintain current its insurance policies with the coverage and in the amounts set forth in Schedule 2.24.

            (d) Claims. The Company shall promptly notify the Purchaser of any Claims that may be commenced against it, as well as of any threatened, suspected or expected Claims of which the Company or the Seller may be aware.

            (e) Supplement. From time to time prior to the Closing Date, the Seller shall promptly notify the Purchaser of any changes with respect to the information set forth in this Agreement or the Schedules hereto and of any matters hereafter arising which, if in existence at the Execution Date, would have been required to be set forth in this Agreement or the Schedules hereto.

      Section 4.2 Amendments. No change or amendment shall be made to the charter or by-laws of the Company, and the Company shall not merge into or consolidate with any other Person or change the character of its business.

      Section 4.3 Capital Changes. The Company shall not issue, sell, purchase or redeem any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants or other rights to subscribe for, any shares of its capital stock. The Company shall not pledge or otherwise encumber any shares of its capital stock, nor shall the Company allow the transfer of any shares of its capital stock on its stock transfer ledger or other books and records.

      Section 4.4 Dividends. The Company shall not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, except for dividends normally declared and paid consistent in amounts with past practices on Ravenswood Capital Stock, Telephone Capital Stock, Long Distance Capital Stock or Gemcell Capital Stock.

      Section 4.5 Capital Expenditures. The Company shall not make any capital expenditures, or commitments with respect thereto, except as provided in
Schedule 2.22 or if less than $10,000 for any individual or aggregate unbudgeted project or matter. Except with respect to a $500,000 loan from Ravenswood to Seller, the Company shall not make or accept any loan or advance to or from any of its Affiliates or Affiliates of the Seller.

      Section 4.6 Borrowing. The Company shall not incur, assume or guarantee any indebtedness or obligation not reflected on the Financial Statements, except for amounts not to exceed ten thousand dollars ($10,000) per occurrence or $50,000 in the aggregate in the ordinary course of business or under existing borrowing facilities set forth on Schedule 2.12 hereto. Further, the Company shall not incur, assume or guarantee any indebtedness or obligation of any of its Affiliates or investments.

      Section 4.7 Property. The Company shall not sell, transfer, or dispose of any of its assets and properties, other than in the ordinary course of business or as described in Schedule 4.7, or allow any of its assets and properties to become subject to a Lien other than a Permitted Lien.

      Section 4.8 Other Commitments. Except as set forth in this Agreement or permitted in writing by the Purchaser from and after the Execution Date, the Company shall not enter into any transaction, make any commitment or incur any obligation other than (a) in the ordinary course of business, (b) the distribution and loan described in Sections 4.4 and 4.5, respectively, (c) the payment of expenses set forth in Section 12.13, and (d) the transactions described in Schedule 4.7.

      Section 4.9 Financial Information. From and after the Execution Date, the Company shall supply the Purchaser with a copy of its internal monthly Unaudited Financial Statements within forty-five (45) days after the end of each month.

      Section 4.10 Consents and Authorizations. The Seller and the Company shall, promptly after the Execution Date, commence efforts to obtain the consents, waivers and authorizations listed in Schedules 2.3 and 2.26. The Seller and the Company shall diligently pursue and use their reasonable efforts to obtain such consents, waivers and authorizations as promptly as practicable prior to the Closing Date, provided, however, that this provision shall not require Seller or the Company to waive any conditions to its obligations hereunder.

      Section 4.11 Access. The Seller and the Company shall afford to the Purchaser and its counsel, accountants, agents and other authorized representatives and to financial institutions specified by the Purchaser reasonable access during business hours to the Company's plants, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations (including any environmental assessment) as it shall desire to make of the affairs of the Company. The Company shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request.

      Section 4.12 Notice of Transfer. The Seller and the Company shall act and cooperate jointly with Purchaser in providing any required notices to the appropriate Authority regarding any issues of ownership or control or change thereof (including, without limitation, any such issues relating to the Permits).

      Section 4.13 Payment of Stamp Tax. All transfer (including any real estate transfer tax), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by the Seller and the Purchaser when due, and the parties will file on a timely basis all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Regulation, will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

      Section 4.14 Disclosure. To the extent the Company shall have taken any actions contrary to any of the covenants set forth in this Article IV, from and after December 31, 1997 and prior to the Execution Date, such actions are set forth on Schedule 4.14 hereto. From and after the Execution Date, the Company shall not take any actions contrary to any of the covenants set forth in this
Article IV without the prior written consent of the Purchaser.

      Section 4.15 Cooperation with Purchaser. Each of the Seller and the Company shall cooperate with Purchaser as shall be reasonably necessary for Purchaser to consummate this transaction, including, subject to Section 4.11, giving access to the Company's properties and business records as shall be necessary for Purchaser to, among other things, obtain surveys of the real property, a title commitment with respect to the real property and/or environmental assessments.

      Section 4.16 Payment of Estate Tax Liability. On or before the Closing Date, Seller shall pay the outstanding balance due of any federal estate taxes due and owing on the Estate of Robert C. Gordon and shall cause the removal of any and all liens relating thereto.

      Section 4.17 Purchase Price Escrow Agreement. On or before the Closing Date, Seller and those Persons listed on Schedule 6.6, subheading A(1-7) shall by mutual agreement execute the escrow agreement in substantially the form attached hereto as Exhibit 4.17 (the "Purchase Price Escrow Agreement") (or with such changes as are approved in writing by Purchaser), to effectuate the payment of the Purchase Price as described in Sections 1.2 and 9.2. Seller shall furnish Purchaser with an original of the fully executed Purchase Price Escrow Agreement.

                                   ARTICLE V.

                           COVENANTS OF THE PURCHASER

      From and after the Execution Date until the Closing Date, the Purchaser agrees that it shall have acted and shall act, or refrain from acting where so required, to comply with the following (the term "Purchaser" as used in this Article V shall mean and include any Assignee).

      Section 5.1 Consents and Authorizations. The Purchaser shall, promptly after the Execution Date, commence efforts to obtain the consents, waivers and authorizations listed in Schedule 3.3. The Purchaser shall diligently pursue and use its reasonable efforts to obtain such consents, waivers and authorizations as promptly as practicable prior to the Closing Date, provided, however, that this provision shall not require Purchaser to waive any condition to its obligations hereunder.

      Section 5.2 Insurance Continuation. The Purchaser shall provide Seller and James E. Brownlee, each as a retired director of Ravenswood, coverage, at the Company's expense, under such health, medical, dental and/or similar plan as the Company has in effect from time to time, until the third (3rd) anniversary of the Closing; provided, however, the Purchaser or the Seller may at any time elect to satisfy this obligation by the payment of a lump sum sufficient to fund such coverage. Additionally, the Purchaser shall provide the Company's officers and directors who resign in connection with this transaction with continuing directors' and officers' liability insurance coverage as provided in Section 6.8(b) hereof.

      Section 5.3 Filings. Seller, Company and Purchaser shall cooperate with one another in jointly preparing, applying for and making the filings and authorizations or regulatory approvals required in connection with the execution, delivery and performance of this Agreement, including, without limitation, approval of the ICC. Purchaser assumes the economic burden of such applications and filings, including, without limitation, the filing fee associated with the ICC filing.

      Section 5.4 Notice of Transfer. The Purchaser shall cooperate with the Seller and the Company in providing any required notices to the appropriate Authority regarding any issues of ownership or control or change thereof (including, without limitation, any such issues relating to the Permits).

      Section 5.5 Cooperation with Seller and Company. Purchaser shall cooperate with each of Seller and Company as shall be reasonably necessary for Seller and Company to consummate this transaction, and shall provide Company with any and all reports produced pursuant to any environmental assessment undertaken pursuant to Section 4.11 hereof.

      Section 5.6 Supplement. From time to time prior to the Closing Date, the Purchaser shall promptly notify the Seller and the Company of any changes with respect to the information set forth in this Agreement or the Schedules attached hereto and of the other matters hereafter arising which, if in existence at the Execution Date, would have been required to be set forth in this Agreement or the Schedules hereto.

                                   ARTICLE VI.

                                OTHER AGREEMENTS

      The parties hereto further agree as follows:

      Section 6.1 Agreement to Defend. In the event any claim of the nature specified in Section 7.4 or Section 8.3 hereof is commenced, whether before or after the Closing Date, the parties hereto agree to cooperate and use all reasonable efforts to defend against and respond thereto.

      Section 6.2 Further Assurances. On the terms and subject to the conditions of this Agreement, the parties hereto shall use all reasonable efforts at their own expense (except as otherwise provided herein) to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, without limitation, using all reasonable efforts (a) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other Contracts, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Regulations or in connection with any Permits, (c) to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (d) to fulfill all conditions to the obligations of the parties under this Agreement, provided, however, that this provision shall not require Seller, Company or Purchaser to waive any conditions to its obligations hereunder. Each of the parties hereto further covenants and agrees that it shall use all reasonable efforts to prevent a threatened or pending preliminary or permanent injunction or other Order.

      Section 6.3 Consents. Without limiting the generality of Section 6.2, each of the parties hereto shall use all reasonable efforts to obtain all waivers, Permits, authorizations, consents and approvals of all Persons and Authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

      Section 6.4 No Solicitation or Negotiation. Unless and until this Agreement is terminated, neither the Seller nor the Company shall, and each shall use reasonable efforts to cause its Affiliates, and the directors, officers, employees, representatives, agents, advisors, accountants, shareholders and attorneys of each of them, not to initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Person relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, directly or indirectly, the Company, or otherwise facilitate any effort or attempt to do or seek any of the foregoing and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

      Section 6.5 No Termination of the Obligations by Subsequent Dissolution. Each of the parties hereto specifically agrees that its obligations hereunder, including, without limitation, obligations pursuant to this Article VI, shall not be terminated by the dissolution of such party, whether by operation of law, Regulations or otherwise.

      Section 6.6 Public Announcements. Prior to the Closing Date, no party hereto nor any Affiliate, representative or shareholder of such party shall disclose any of the terms of this Agreement to any third party without the prior written consent of the other parties hereto, except (i) to those persons listed in Schedule 6.6, (ii) as required to obtain the consents, waivers and authorizations listed in Schedules 2.3, 2.26 and 3.3, (iii) in connection with the Purchaser's financing of the transactions contemplated hereby, (iv) as required by applicable law, and (v) in connection with any securities law filing. Subject to the forgoing sentence, prior to the Closing Date, the form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and the transactions contemplated hereby shall be subject to the prior approval of both the Seller and the Purchaser, which approval shall not be unreasonably withheld; provided, however, that either party may withhold such approval in its sole discretion with respect to any of the foregoing which discloses any of the financial terms of this transaction.

      Section 6.7 Records and Information.

            (a) Retention of Records. Except as otherwise required by Regulation or agreed to in writing, each of the Seller and the Purchaser shall retain, and shall cause its Affiliates to retain, for a period of at least four (4) years, or the period required by applicable Regulation, following the Closing Date, all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") relating to the Company.

            (b) Access to Information. From and after the Closing Date, the Seller shall afford to the Purchaser and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to Persons or firms possessing Information) and duplicating rights during normal business hours to all Information within the Seller's possession relating to the Company, insofar as such access is reasonably required by the Purchaser. Similarly, the Purchaser shall afford to the Seller and its authorized accountants, counsel, and other designated representatives reasonable access (including reasonable efforts to give access to Persons or firms possessing Information) and duplicating rights during normal business hours to Information within the Purchaser's possession relating to the Company or its business as conducted prior to the Closing Date, insofar as such access is reasonably required by the Seller.

            (c) Provisions of Corporate Records. The Seller shall arrange, as soon as practicable following the Closing Date, to the extent not previously delivered in connection with the transactions contemplated herein, for transportation at the Seller's cost to the Purchaser of the records in the Seller's possession relating to the Company, the corporate minute books, stock ledgers and certificates and corporate seals of the Company, and all Contracts and litigation files relating to the Company, except to the extent (i) such items are already in the possession of any of the Purchaser or the Company, (ii) it is necessary or appropriate for the Seller to retain such records for use in preparation of Tax Returns under the provisions hereof, or (iii) it is with respect to any Claim concerning the Estate of Robert C. Gordon. The Seller may make and retain copies of all or any such records or documents at her expense.

            (d) Witnesses. At all times from and after the Closing Date, each of the Seller, the Company and the Purchaser shall use reasonable efforts to make available to the other, upon written request, its and its Affiliates' officers, directors, employees and agents as witnesses to the extent that such Persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved, at no cost; provided, however, that a party producing such witnesses shall be entitled to receive from the requesting party, upon presentation therefor, payment for such out-of-pocket costs and disbursements as may be reasonably incurred in producing such witnesses.

      Section 6.8 Insurance Policies and Claims Administration.

            (a) Insurance Coverage Prior to the Closing Date. The Seller shall be responsible for the administration of all claims under the Company's insurance policies relating to periods prior to the Closing Date. The Purchaser will, if requested by the Seller, assist the Seller in performing this obligation, at no cost to the Seller. If any claim is asserted against the Company relating to periods prior to the Closing Date, the Seller shall, if requested by the Purchaser, promptly assert and pursue coverage and payment for such claim with the appropriate insurance carrier, and the Purchaser shall, and shall cause the Company to, provide reasonable cooperation and assistance to the Seller in asserting and pursuing such coverage. In particular, the Purchaser shall, upon request by the Seller, cause the Company to file all necessary claims and take all such other action as may reasonably be requested by the Seller to pursue such coverage. As between the Seller, on the one hand, and the Purchaser and the Company, on the other hand, the Purchaser and the Company shall be entitled to recover all insurance proceeds with respect to any claim, except to the extent the Seller has previously provided indemnification therefor to the Purchaser or the Company under Article XI of this Agreement. If the Purchaser shall pursue coverage and payment for any claim relating to periods prior to the Closing Date on behalf of the Company, then the Seller shall provide reasonable cooperation and assistance to the Company and the Purchaser.

            (b) Insurance Coverage After the Closing Date. The Purchaser shall be responsible for establishing and maintaining the Company's property and casualty insurance (including, without limitation, primary and excess general liability, automobile, workers' compensation, property, director and officer liability, fire, crime, surety and other similar insurance policies) for the activities and claims of the Company and its Affiliates on and after the Closing Date, either through the continuation of the Company's policies in place as at the Closing Date, or the establishment of new policies, in the Purchaser's sole discretion. Notwithstanding the foregoing, it is the intent of the parties that those persons who served in the capacity of officer or director of the Company prior to the Closing, and who resign from such positions in connection with the transaction contemplated by this Agreement, be provided with continuing director and officer liability insurance at the Company's expense and that Seller and James E. Brownlee be provided with the insurance contemplated by Section 5.2, at Company's expense. The Purchaser therefore agrees to cause the Company, at the Company's expense, to provide "tail" insurance coverage for such individuals, from the date of Closing until the third (3rd) anniversary thereof.

      Section 6.9 Other Tax Matters.

            (a) Tax Returns. The Purchaser, the Seller, the Company and their successors shall cooperate in the preparation of all Tax Returns and reports and shall make available all necessary records and timely take all action necessary to allow for the preparation and filing of all Tax Returns and reports. Within ten (10) days following the Closing, the Seller shall deliver or shall cause to be delivered to the Purchaser all books, records, returns, schedules, work papers, and other documents (including without limitation, appraisals and other background information) which are in the possession of the Seller or the Company and which relate to any Taxes of the Company for any taxable period. Prior to the delivery of the materials described in the preceding sentence, the Seller shall cooperate with the Purchaser in providing access to such materials as is reasonably required by the Purchaser.

      The parties hereto agree that the Seller shall prepare, and pay (or have fully reserved for on the Company's Audited and Unaudited Financials) all taxes arising therefrom, all Tax Returns for the Company for the periods ending on or before the Closing Date and for all taxes arising as a result of the transactions contemplated by this Agreement. Upon mutual agreement between the Seller and the Purchaser, the Company may prepare any such required tax returns. The Purchaser shall prepare, and pay all taxes arising therefrom, all Tax Returns for the Company for the periods ending after the Closing Date.

            (b) Information. The Purchaser and the Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Return, in determining a Tax liability or right to refund, for the preparation of any audit or other proceeding, and for the prosecution of any claim, suit or proceeding relating to a proposed Tax adjustment. The Purchaser and the Seller shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings involving the Company. The parties shall execute and deliver such powers of attorney and other documents as are reasonably requested to carry out the administration of the Tax provisions of this Agreement.

            (c) Amended Returns. From and after the Closing Date, Purchaser may file an amended Tax Return for any period ending on or prior to the Closing Date without the consent of the Seller. Any additional Taxes resulting from such an amended Tax Return shall be the responsibility of, and shall be paid solely by(i) the Seller (through indemnification pursuant to Article XI hereof), to the extent such Taxes result from an amended Tax Return filed to correct any "understatement," as such term is defined in Section 6662 of the IRC, by the Seller or the Company with respect to all reporting periods ending on or before the Closing Date, and (ii) the Company in all other events. The Purchaser shall provide the Seller with notice of and a reasonable opportunity to participate in the preparation of any such amended Tax Return, and the Seller agrees to provide the Purchaser with reasonable cooperation and assistance in connection therewith. Notwithstanding the foregoing, any and all determinations regarding any and all such Tax Returns shall ultimately be made by the Purchaser, in its sole discretion.

                                  ARTICLE VII.

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

      The obligations of the Purchaser under this Agreement shall be subject to the satisfaction of each of the following conditions unless waived in writing by the Purchaser:

      Section 7.1 Representations and Warranties; Covenants and Deliveries. The representations and warranties of the Seller and the Company contained in
Article II hereof and elsewhere in this Agreement and all information contained in any Exhibit, Schedule or attachment hereto shall be true and correct in all material respects when made and on the Closing Date as though then made except for such representations or warranties that are expressly made as of another date, which shall be true and correct in all material respects as of such other date. The Seller and the Company shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, in a form reasonably satisfactory to the Purchaser, certifying to the foregoing, and providing such supplemental information, agreements and disclosures as shall be necessary to make such representations and warranties as accurate on the Closing Date as on the date originally given or specifying those respects in which particular covenants have not been performed in all material respects or in which such representations and warranties are not true and correct in all material respects (in which event, if the Closing occurs, any claim (including any claim for indemnification) with respect to matters so specified shall be thereafter waived by Purchaser). The Purchaser agrees and acknowledges that any federal or state regulation or deregulation, or any changes in Regulations applicable to federal or state regulation of the Business, occurring between the Execution Date and the Closing Date, even if such changes have or are reasonably expected to have a negative effect on the Business and its results of operations, shall not constitute a breach of the representations and warranties contained in Section 2.11 or any other Section and shall not constitute a failure of a condition precedent to the Purchaser's obligations hereunder. The Seller shall deliver to the Purchaser all of the certificates, stock powers, settlement and release agreements and other documentation referenced in Section 9.2 hereof, evidencing the transfer to the Purchaser of clear title to all of the Shares at the Closing, all in form and substance satisfactory to the Purchaser and its counsel in their sole discretion.

      Section 7.2 Consents and Approvals. The Seller, the Company and the Purchaser shall have obtained all consents, approvals, Orders, qualifications, licenses, Permits or other authorizations specified in Schedules 2.3, 2.26 and
3.3 hereto and, to the extent not listed in Schedules 2.3, 2.26 and 3.3 hereto, required by all applicable Regulations, Orders and Contracts binding on any of the Seller, the Company or the Purchaser or any of their respective properties and assets, with respect to the execution, delivery and performance of this Agreement, the financing and consummation of the transactions contemplated herein and the conduct of the business of the Company in the same manner after the Closing Date as before the Closing Date, free of any special terms, conditions or restrictions which Purchaser determines, in good faith and following consultation with Seller, will materially and adversely affect the actual, prospective operational and financial benefits to Purchaser of the transactions contemplated by this Agreement. For purposes of this Agreement, all such approvals and consents shall be deemed to have been obtained after the grant thereof has become final, non-appealable and not subject to reconsideration.

      Section 7.3 No Material Adverse Change. There shall have been no Material Adverse Change in the Business, properties (not otherwise covered by insurance), Financial Statements, Unaudited Financial Statements, business prospects, condition (financial or otherwise) or results of operations of the Company since December 31, 1997 through the Closing Date. The Purchaser shall have received a certificate, dated the Closing Date, from the Seller, in a form reasonably satisfactory to the Purchaser, certifying to the foregoing.

      Section 7.4 No Proceeding or Litigation. No proceeding, litigation or Order (exclusive of Orders promulgated by or pertaining to the FCC, the ICC or any similar regulatory Authority, the existence or occurrence of which shall be governed by Section 7.2 hereof) shall be in effect which would prevent the consummation of the transactions contemplated hereby.

      Section 7.5 Secretary's Certificate. The Purchaser shall have received certificates, signed by the Secretary of Ravenswood and the Secretary of Telephone, Long Distance and Gemcell, each dated the Closing Date, as to the charter and by-laws of Ravenswood and of Telephone, Long Distance and Gemcell and as to the resolutions adopted by the shareholders and directors of each in connection with this Agreement in a form reasonably satisfactory to the Purchaser.

      Section 7.6 Certificates of Good Standing. At the Closing, the Company shall have delivered to the Purchaser certificates issued by the appropriate governmental authorities evidencing the good standing of the Company and each of its Affiliates in their respective jurisdictions of incorporation and in each jurisdiction in which each is qualified to do business as a foreign corporation as of a date not more than fifteen (15) days prior to the Closing Date.

      Section 7.7 Opinion of Seller's Counsel. The Seller shall deliver at Closing an opinion of counsel to the Seller addressed to Purchaser and Purchaser's lender in substantially the form attached hereto as Exhibit 7.7.

      Section 7.8 Resignations. The Seller shall have caused all directors and officers of the Company and of all of its Affiliates to have resigned from all such positions.

      Section 7.9 Other Documents. The Purchaser shall have been furnished with such other and further documents and certificates, including evidence of the payment of the estate tax liability contemplated by Section 4.16, execution of the Purchase Price Escrow Agreement, and certificates of the Seller, the Company or the Company's officers, directors and others, as the Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

      Section 7.10 Liens. The Seller shall have removed all Liens on the Shares and on the assets and properties of the Company other than Permitted Liens.

      Section 7.11 Delivery of Minute Books and Investment Certificates. The Seller shall deliver at Closing all original minute books and stock transfer records of Ravenswood, Telephone, Long Distance and Gemcell, as well as any and all original certificates, if any, evidencing the Company's investments.

      Section 7.12 Delivery of Unaudited Financial Statements. The Seller shall have delivered Unaudited Financial Statements to the Purchaser as provided in
Section 4.9 hereof.

                                  ARTICLE VIII.

                   CONDITIONS TO THE OBLIGATIONS OF THE SELLER

      The obligations of the Seller under this Agreement shall be subject to the satisfaction of each of the following conditions unless waived in writing by the
Seller:

      Section 8.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Article III hereof and elsewhere in this Agreement and all information contained in any Exhibit, Schedule or attachment hereto shall be true and correct in all material respects when made and on the Closing Date as though then made, except for such representations or warranties that are expressly made as of another date, which shall be true and correct in all material respects as of such other date. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date. An officer of the Purchaser in his capacity as such shall have delivered to the Seller a certificate, dated the Closing Date, certifying to the foregoing, and providing such supplemental information, agreements and disclosures as shall be necessary to make such representations and warranties as accurate on the Closing Date as on the date originally given or specifying those respects in which particular covenants have not been performed in all material respects or in which such representations and warranties are not true and correct in all material respects (in which event, if the closing occurs, any claim (including any claim for indemnification) with respect to matters as specified shall be thereafter waived by Seller).

      Section 8.2 Consents and Approvals. The Purchaser, the Seller and the Company shall have obtained all consents, approvals, orders, qualifications, licenses, Permits or other authorizations specified in Schedules 2.3, 2.26 and
3.3 hereto and, to the extent not listed in Schedules 2.3, 2.26 and 3.3 hereto, required by all applicable Regulations, Orders and Contracts binding on the Purchaser, the Seller or the Company or any of their respective properties and assets, with respect to the execution, delivery and performance of this Agreement, free of any special terms, conditions or restrictions which Seller determines, in good faith and following consultation with Purchaser, will materially and adversely affect the actual, prospective operational and financial benefits to Seller of the transactions contemplated by this Agreement. For purposes of this Agreement, all such approvals and consents shall be deemed to have been obtained after the grant thereof has become final, non-appealable and not subject to reconsideration.

      Section 8.3 No Proceeding or Litigation. No proceeding, litigation or Order (exclusive of Orders promulgated by or pertaining to the FCC, the ICC or any similar regulatory Authority, the existence or occurrence of which shall be governed by Section 8.2 hereof) shall be in effect which would prevent the consummation of the transactions contemplated hereby.

      Section 8.4 Secretary's Certificate. The Seller shall have received a certificate, signed by the Secretary or the Assistant Secretary of the Purchaser, dated the Closing Date, as to the charter and by-laws of the Purchaser and the resolutions adopted by the directors of the Purchaser in connection with this Agreement in a form reasonably satisfactory to the Seller.

      Section 8.5 Opinion of Purchaser's Counsel. Purchaser shall deliver at Closing an opinion of counsel to Purchaser addressed to Seller in substantially the form attached hereto as Exhibit 8.5.

      Section 8.6 Certificates of Good Standing. At the Closing, Purchaser shall have delivered to Seller certificates issued by the appropriate governmental authorities evidencing the good standing of Purchaser in its jurisdiction of incorporation, as of a date not more than fifteen (15) days prior to the Closing Date.

      Section 8.7 Other Documents. The Seller and Company shall have been furnished with such other and further documents and certificates, including certificates of Purchaser's officers, directors and others, as Seller or Company shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

                                   ARTICLE IX.

                                     CLOSING

      Section 9.1 Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing of the transactions contemplated by this Agreement (the "Closing") shall be held on or before January 4, 1999 (effective as of 12:01 A.M. on January 1, 1999) (or on such date either before or after January 4, 1999 as the parties hereto shall mutually agree, which shall occur and be effective at least ten (10) days after receipt of all ICC and other approvals required as a precondition to Closing, and which shall, to the extent reasonably feasible, occur and be effective on the first day of a month) (the "Closing Date") in the offices of the Purchaser's counsel, or at such other location as the parties hereto shall mutually agree; provided, that the Closing shall occur as soon as practicable after the satisfaction of the conditions contained in Articles VII and VIII hereof.

      Section 9.2 Closing Date Payment and Receipt of Shares. On the Closing
Date:

            (a) the Seller will assign and transfer to the Purchaser good and valid title in and to the Shares, free and clear of all Liens except Permitted Liens, by delivering to the Purchaser (i) stock certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank with requisite stock transfer tax stamps, if any, attached,
(ii) a fully executed original of the Purchase Price Escrow Agreement, and duly executed settlement and release agreements, in form and substance satisfactory to the Purchaser and its counsel, in their sole discretion, on behalf of the persons listed in Schedule 6.6, subheading A(1-7) (if not otherwise contained within said escrow agreement) and any and all other third parties who or which claim, or have claimed an interest, legal or equitable, in any of the Shares as beneficiaries of the estate of Robert C. Gordon (including, without way of limitation, Lois Beach, Linda Frey, Russell Haas, Eugene Koos, the Alpha Iota Chapter of Sigma

Chi Fraternity at Illinois Wesleyan University, and Illinois Wesleyan University), waiving and forever releasing any and all such Claims, and (iii) any and all such additional documentation as is deemed necessary by the Purchaser and its counsel, in their sole discretion, to evidence the transfer to the Purchaser of title to the Shares at the Closing, free and clear of all Liens except Permitted Liens;

            (b) the Purchaser shall, by wire transfer of same-day funds, deposit in an escrow account at First Federal Savings and Loan Association the amount of One Million Dollars ($1,000,000.00) (the "Indemnity Escrow Funds"), all as provided in the Indemnity Escrow Agreement referred to in Section 11.2 hereof;

            (c) the Purchaser shall, by wire transfer of same-day funds, pay to the escrow account established under Section 4.17, the aggregate amount of the Purchase Price for all of the Shares, less the Indemnity Escrow Funds, less $500,000 (from the amount otherwise payable to the Seller) with respect to payment of the principal of Seller's promissory note to Ravenswood as provided in Section 4.5 hereof, and concurrently therewith Seller shall pay to Purchaser the accrued interest on such promissory note, said accrued interest amount to be determined by the parties at least two (2) days before Closing;

            (d) the parties shall deliver to each other the documents required under this Agreement to be delivered at or prior to the Closing; and

            (e) Upon delivery of the remainder of the Purchase Price to the escrow account as provided in Section 9.2(c), the Purchaser shall have no further obligation whatsoever with respect to the maintenance, investment or distribution of such funds or the determination of the Person or Persons entitled thereto, and the Purchaser shall be deemed to have completely fulfilled all of its duties hereunder with respect thereto and any and all Shares shall be deemed paid for in full by Purchaser.

                                   ARTICLE X.

                           TERMINATION AND ABANDONMENT

      Section 10.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

            (a) Mutual Consent. By mutual written consent of the Purchaser and the Seller.

            (b) Seller's Failure to Perform. By the Purchaser if as of the Closing Date any of the conditions specified in Article VII hereof have not been satisfied (and remain so unsatisfied for more than ten (10) days after the Purchaser has notified the Seller in writing thereof) or waived by Purchaser or if either the Seller or the Company is otherwise in default in any material respect under this Agreement (and remains in default for more than ten (10) business days after the Purchaser has notified the Seller in writing in reasonable detail of such default).

            (c) Purchaser's Failure to Perform. By the Seller if as of the Closing Date any of the conditions specified in Article VIII hereof have not been satisfied (and remain so unsatisfied for more than ten (10) days after the Seller has notified the Purchaser in writing thereof) or waived by Seller or if the Purchaser is otherwise in default in any material respect under this Agreement (and remains in default for more than ten (10) business days after the Seller has notified the Purchaser in writing in reasonable detail of such default).

            (d) Failure to Close by July 31, 1999. By either party in the event the Closing has not occurred by July 31, 1999, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate the Agreement.

            (e) Material Adverse Change. By the Purchaser if a Material Adverse Change shall be shown (in the sole discretion of Purchaser) in the Financial Statements made as of December 31, 1997 or in any of the Unaudited Financial Statements and written notice of termination of this Agreement shall have been given by the Purchaser within thirty (30) business days of Purchaser's receipt of such Financial Statements or Unaudited Financial Statements.

            (f) Remedies. In the event of any failure to perform as described in this Section 10.1, the nonbreaching party shall have such remedies for breach of contract as are allowed by law in addition to or in substitution of the right of termination; provided, however, that in the event the parties hereto (singly or collectively) are unable to obtain all satisfactory and necessary approvals, consents, authorizations, waivers and Permits from each applicable Authority in connection with the transactions contemplated by this Agreement, following good faith efforts to do so, or in the event of a Material Adverse Change or any proceeding, litigation or Order as described in Sections 7.4 or 8.3 hereof which result from actions, events or circumstances which are beyond the control of the party affected by such Material Adverse Change, then in such event the sole and exclusive remedy of the parties hereto shall be termination of this Agreement, and the parties hereto shall specifically not have, and hereby waive, all such other remedies as may be allowed by law or equity. In the event the transactions contemplated hereby are not consummated following a breach by the Seller or the Company of the provisions of Section 6.4 hereof, the Purchaser's sole and exclusive remedy shall be the Breakup Fee, as provided in Section 10.2(c) hereof, and the Purchaser shall specifically not have, and hereby waives, all such other remedies as may be afforded by law or equity.

            (g) Notwithstanding Sections 10.1(b) and 10.1(c), a party shall not be deemed to be in default in any material respect under this Agreement where such default (a "Resulting Default") is caused directly or primarily by the other party, and such Resulting Default shall be abated day-for-day for the time period such Resulting Default was caused or continues to be caused by the other party.

      Section 10.2 Procedure Upon Termination. If this Agreement is terminated as provided herein:

            (a) Return of Records. Each party shall as promptly as practicable redeliver to the party furnishing the same, all data, information and other written material (including all copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.

            (b) Confidentiality. All information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Authority) shall not at any time be used by such party, or disclosed to third parties, all as provided in the Confidentiality Agreement.

            (c) Breakup Fee. In the event the transactions contemplated hereby are not consummated following a breach by the Seller or the Company of the provisions of Section 6.4 hereof, the Seller and the Company shall jointly and severally pay to the Purchaser, within ten (10) business days following the termination of this Agreement, a "Breakup Fee" in the amount of Four Hundred Thousand and No/100 Dollars ($400,000.00), in readily available funds. Such amount shall be considered liquidated damages and not a penalty.

      Section 10.3 Exclusive Remedy. The parties hereby expressly agree that if the closing of the transactions contemplated by this Agreement does not occur, the remedies provided under this Article X shall be the sole and exclusive remedies for any and all Claims by either party against the other for matters arising under this Agreement. In the event the closing of the transactions contemplated by this Agreement does occur, this Article X shall be superseded by
Article XI and Article X shall have no further legal effect.

                                   ARTICLE XI.

                       SURVIVAL OF TERMS; INDEMNIFICATION

      Section 11.1 Survival; Limitations.

            (a) All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement and the agreements of the parties to indemnify each other as set forth in this
Article XI, shall survive the execution of this Agreement and the Closing Date for two (2) years from such date (the "Indemnification Period"), notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto and shall continue for, and all claims with respect thereto shall be made prior to the end of, the Indemnification Period; provided, however, that with respect to any income tax liability of the Company, Telephone or any of their Affiliates attributable to any activities or transactions occurring by any of them on or prior to the Closing Date, the agreement of the Seller to indemnify Purchaser and its Affiliates shall survive until, and all claims with respect thereto shall be made prior to, the expiration of the applicable statute of limitations prescribed by Section 6501 of the IRC.

            (b) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto shall be required to indemnify one another pursuant to the provisions of this Article XI only to the extent that Claims indemnifiable by such party exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate, and only with respect to such excess. Additionally, the liability of each of the parties hereto with respect to indemnity pursuant to any provision contained in this Article XI shall be limited to One Million Dollars ($1,000,000) in the aggregate and, with respect to Seller's obligation, shall be satisfied only from the funds held in the Escrow Account described in Section 11.2. Except as provided in this Article XI, neither party shall be liable to or obligated to indemnify the other party for any consequential, special, punitive or exemplary damage.

      Section 11.2 Escrow of Liquid Assets. One Million Dollars ($1,000,000.00) of the Purchase Price otherwise payable to the Seller for her Shares shall be maintained in an escrow account (the "Indemnity Escrow Account"), in First Federal Savings and Loan Association, pursuant to the terms and provisions of an Indemnity Escrow Agreement to be executed at Closing substantially in the form attached hereto as Exhibit 11.2 (the "Indemnity Escrow Agreement"). In the event of a claim for indemnity against Seller pursuant to Article XI, the Purchaser's sole recourse shall be to make a claim directly from the Indemnity Escrow Account for payment of any such indemnity in the manner provided in the Indemnity Escrow Agreement.

      Section 11.3 Indemnification by the Seller. After the Closing Date, subject to the limitations set forth in Sections 11.1 and 11.2 hereof, the Purchaser and its subsidiaries and Affiliates

(including, without limitation, Ravenswood, Telephone, Long Distance and Gemcell) and their respective officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by the Seller, her heirs, successors, representatives and assigns, against and in respect of any and all damage, loss, liability, cost or expense (including, the reasonable fees and expenses of counsel and any Tax liability resulting from any indemnity payment made hereunder) resulting from, or in respect of, any of the following:

            (a) Misrepresentation or Breach. Any misrepresentation or breach of warranty of the Seller or the Company under this Agreement, or contained in any Schedule or Exhibit to this Agreement or from any misrepresentation in or omission from any certificate, Schedule, Exhibit, related agreement, Financial Statement, Unaudited Financial Statement or instrument delivered by or on behalf of the Seller or the Company hereunder.

            (b) Taxes. All Taxes of the Seller or the Company, or any of their Affiliates attributable to any period beginning or ending prior to or on the Closing Date, including but not limited to any Taxes that may result should the reverse triangular merger of the Company consummated as of September 26, 1996 not be held to be tax-free under the IRC, provided, however, that Seller's indemnity obligation with respect to Taxes resulting from amended returns filed by Purchaser shall be governed by the provisions of Section 6.9(c) hereof.

            (c) Third Party Claims. Any Claim of a third party arising out of the business or operations of the Company prior to or on the Closing Date, including, without way of limitation, any and all Claims arising from or pertaining to in any way the real property formerly owned by the Company and located at the corner of Central and First Streets and/or known as 88 North Central Street, El Paso, Illinois, which property formerly housed the Clifton Hotel, or any Claim resulting from or arising out of the ownership, management or use of the Shares and/or the business of the Company prior to or on the Closing Date, including, without way of limitation, any and all such Claims by or on behalf of any and all Persons who or which claim any right, title or interest, legal or equitable, as beneficiaries of the estate or otherwise of Robert C. Gordon, in or to any of the Shares, including, without way of limitation, the Ravenswood Capital Stock or the Telephone Capital

Stock, or the proceeds thereof (including, without way of limitation, claims of improper, incorrect or incomplete payment by the Escrow Agent pursuant to the terms of the Purchase Price Escrow Agreement).

            (d) Related Expenses. All expenses and costs, including but not limited to legal fees, reasonably paid or incurred in connection with any such indemnified Claim.

      Section 11.4 Indemnification by the Purchaser. After the Closing, subject to the limitation set forth in Section 11.1, the Seller, her heirs, successors, representatives and assigns shall be indemnified and held harmless by the Purchaser against and in respect of any and all damage, loss, liability, cost or expense (including, unless otherwise provided herein, the reasonable fees and expenses of counsel and any Tax liability resulting from any indemnity payment made hereunder) resulting from, or in respect of, any of the following:

            (a) Misrepresentation or Breach. Any misrepresentation or breach of warranty of the Purchaser, or nonfulfillment of any obligation on the part of the Company (to be performed after the Closing) or the Purchaser under this Agreement, or contained in any Schedule or Exhibit to this Agreement or from any misrepresentation in or omission from any certificate, Schedule, Exhibit, related agreement or instrument delivered by or on behalf of the Purchaser hereunder.

            (b) Taxes. All Taxes of the Purchaser or of the Company attributable to any period which begins after the Closing Date.

            (c) Third Party Claims. Any Claim of a third party arising out of the business or operations of the Company after the Closing Date.

            (d) Related Expenses. All expenses and costs, including but not limited to legal fees, reasonably paid or incurred in connection with any such indemnified Claim.

      Section 11.5 Third Party Claims.

            (a) Generally. Subject to the limitations of Section 11.1, the following procedures shall be applicable with respect to indemnification for third party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "Indemnitee") of notice of the commencement of any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation another party to this Agreement (hereinafter the "Indemnitor") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a claim thereon is to be, or may be, made against the Indemnitor, immediately notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim or process and all legal pleadings. Subject to the limitations of Section 11.1, the Indemnitee's failure to give timely notice as required by this Section 11.5(a) shall not serve to eliminate or limit the Indemnitor's obligation to indemnify the Indemnitee unless such failure prejudices the rights of the Indemnitor, and then only to the extent of such prejudice. Moreover, the Indemnitee shall have the right to take any actions or steps it deems reasonable to avoid the occurrence of any prejudice to the rights of the Indemnitee. The Indemnitor shall have the right to assume the defense of such action with counsel of reputable standing unless with respect to such action (A) injunctive or equitable remedies have been sought therein in respect of the Indemnitee or its business or (B) such action is for an alleged amount of less than Five Thousand Dollars ($5,000); provided, that the Indemnitee and counsel to the Indemnitee shall have the right to participate in the defense of any and all Claims pursuant to the provisions of Section 11.5(b) hereof. The Indemnitor and the Indemnitee shall reasonably cooperate in the defense of such Claims. Subject to the limitations of Section 11.1 hereof, if the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify or reimburse the Indemnitee under Article XI of this Agreement, the Indemnitor shall immediately pay such amount to the Indemnitee in order to enable the Indemnitee to make such payment, or otherwise shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment, in either case, plus all out-of-pocket expenses (including legal fees and expenses) incurred by such Indemnitee at the specific request of the Indemnitor, as provided above, or as otherwise authorized by Section 11.5(b) hereof, in connection with such obligation or liability subject to this Article XI; provided, however, that in the event the Seller is the Indemnitor with respect to such Claim, then such payment and reimbursement (plus out-of-pocket expenses, as provided above) shall be made from and solely out of the Indemnity Escrow Funds, and the Indemnitor and the Indemnitee shall jointly instruct the Indemnity Escrow Agent, in writing, to make such payment and reimbursement from and out of the Indemnity Escrow Account. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided in this Section 11.5(a), the Indemnitee shall have the full right to defend against any such Claim and shall be entitled to settle or agree to pay in full such Claim in its sole discretion. With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this Section 11.5(a), the Indemnitee shall not enter into any settlement for which an indemnification Claim will be made hereunder without the approval of the Indemnitor, which shall not be unreasonably withheld.

            (b) Counsel. An Indemnitee shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim and the Indemnitor has agreed in writing to pay such fees and expenses,
(ii) the Indemnitor shall not have employed counsel in the defense of such Claim (which counsel may be in-house counsel unless and until a lawsuit has been commenced) or (iii) the Claim in any manner relates to or arises from any dispute as to the ownership of the Shares or the entitlement to the proceeds thereof. In either of which events, such fees and expenses of not more than one additional counsel for the Indemnitee shall be borne by the Indemnitor, subject to the limitations of Section 11.1(b).

      Section 11.6 Other Claims.

            (a) Subject to the limitations of Sections 7.1, 8.1 and 11.1, in the event an Indemnitee should have a claim under this Article XI against an Indemnitor that does not involve a third party Claim, the Indemnitee shall promptly give notice (the

"Indemnitee Notice") and the details thereof, including copies of all relevant information and documents, to the Indemnitor within a period of thirty (30) days following the discovery of the claim by the Indemnitee (the "Claim Notice Period"). The failure by any Indemnitee to give the Indemnitee Notice within the Claim Notice Period shall not impair the Indemnitee's rights hereunder except to the extent that the Indemnitor demonstrates that it has been prejudiced thereby. The Indemnitor will notify the Indemnitee within a period of twenty (20) days after the receipt of the Indemnitee Notice by the Indemnitor (the "Indemnity Response Period") whether the Indemnitor disputes its liability to the Indemnitee under this Article XI with respect to such Claim. Subject to the limitations of Section 11.1, if the Indemnitor notifies the Indemnitee that it does not dispute the Claim described in such Indemnitee Notice or fails to notify the Indemnitee within the Indemnity Response Period whether the Indemnitor disputes the claim described in such Indemnitee Notice, the actual damages as finally determined will be conclusively deemed to be a liability of the Indemnitor under this Article XI and the Indemnitor shall pay the amount of such damages to the Indemnitee on demand; provided, however, that in the event the Seller is the Indemnitor with respect to such claim, then such payment shall be made from and solely out of the Indemnity Escrow Funds. If the Indemnitor notifies the Indemnitee within the Indemnitee Response Period that the Indemnitor disputes its liability with respect to such Claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice or such longer period as may be agreed to by the parties in writing, such dispute shall be resolved by arbitration in accordance with Section 11.6(b) hereof.

            (b) Any dispute required to be submitted to arbitration pursuant to this Section 11.6(b) shall be finally and conclusively determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules of Arbitration") then in effect by the decision of three (3) arbitrators (the "Board of Arbitration") selected in accordance with the Rules of Arbitration. The Board of Arbitration shall meet in Charlotte, North Carolina and shall render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to and stating the amount, if any, which the Indemnitor, subject to the limitations of Section 11.1, is required to pay to the Indemnitee in respect of the claim made by the Indemnitee. The decision of the Board of Arbitration shall be rendered as soon as practical following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnitee and the Indemnitor and, to the extent the Indemnity Escrow Account is still in existence, to the Escrow Agent. Any decision made by the Board of Arbitration shall be final, binding and conclusive on the Indemnitee and the Indemnitor and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction.

            The parties hereto hereby consent to the jurisdiction of the foregoing Board of Arbitration and to the jurisdiction of any local, state or federal court located in the State of North Carolina for the purpose of enforcing the decision or award of the Board of Arbitration or otherwise. The parties hereto agree that all service of process may be made on any such party by personal delivery or by registered or certified mail addressed to the appropriate party at the address for such party set forth in this Agreement.

            Subject to the limitations of Section 11.1, all fees, costs and expenses of the prevailing party in any arbitration, including, but not limited to, attorneys' fees, shall be paid by the losing party and shall be awarded to the prevailing party as part of the decision of the Board of Arbitration. For purposes hereof, a "Prevailing Party" shall mean the party which substantially prevails in its position in arbitration. Each and every arbitration proceeding commenced pursuant to this Section 11.6(b) shall be consolidated with any arbitration proceedings simultaneously or previously commenced (but not concluded) under this Section 11.6(b).

      Section 11.7 Continued Liability for Indemnity Claims.

            The liability of any Indemnitor hereunder with respect to claims hereunder shall continue for so long as any claims for indemnification may be made hereunder pursuant to this Article XI and, with respect to any such indemnification claims duly and timely made, thereafter until the Indemnitor's liability therefore is finally determined and satisfied.

      Section 11.8 Exclusive Remedy. The parties hereby expressly agree that if the closing of the transactions contemplated by this Agreement does occur the indemnification to be provided under and pursuant to Article XI shall be the sole and exclusive remedy for any and all Claims by either party against the other for matters arising under this Agreement.

                                  ARTICLE XII.

                               GENERAL PROVISIONS

      Section 12.1 Amendment and Modification. Subject to applicable Regulations, this Agreement may be amended, modified and supplemented at any time with respect to any of the terms contained herein, by a written agreement signed by all of the parties hereto.

      Section 12.2 Waiver. The failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits approvals or consent by or on behalf of any party hereto, such approval or consent shall be given in writing, and except where specifically stated to be in a party's sole discretion, shall not be unreasonably withheld, conditioned or delayed.

      Section 12.3 Certain Definitions.

      "Affiliate" shall mean, with regard to any Person, any Person which, directly or indirectly controls, is controlled by, or is under common control with, such Person and, with respect to any Person who is an individual, the spouse, ancestors and descendants (lineal or by marriage) thereof. "Control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. Neither Associated Network Partners, Inc., Illinois Valley Cellular RSA 2, Inc., Illinois Valley Cellular RSA 2-I Partnership, Illinois Valley Cellular RSA 2-II Partnership, nor

Illinois Valley Cellular RSA 2-III Partnership shall be deemed an Affiliate for purposes of this definition, but all such entities shall be deemed investments for purposes of this Agreement.

      "Agreement" shall have the meaning ascribed to such term in the preamble hereof, as the same may be amended from time to time.

      "Authority" shall mean any governmental authority, including, without limitation, the FCC and the ICC and any other governmental, regulatory or administrative body, agency, commission, board of arbitrators, or any court or judicial authority, whether federal, state, or local.

      "Business Day" shall mean any day that is not a Saturday or Sunday and that in El Paso, Illinois, or Charlotte, North Carolina, is not a day on which banking institutions are generally authorized or obligated by Regulation to close.

      "CERCLA" shall have the meaning ascribed to such term in Section 2.21(c) hereof.

      "CERCLIS" shall have the meaning ascribed to such term in Section 2.21(c) hereof.

      "Claim" shall mean any action, written claim, complaint, lawsuit, written demand, suit, notice of a violation, litigation, proceeding, arbitration or other dispute noticed in writing, or otherwise, whether civil, criminal, administrative or otherwise, by any Authority or other Person, including, by way of example and not limitation, any of the foregoing brought by or on behalf of a Person asserting any right, title or interest, legal or equitable, as beneficiaries of the estate of Robert C. Gordon, in or to any of the Shares, including, without way of limitation, the Ravenswood Capital Stock or the Telephone Capital Stock, or the proceeds thereof.

      "Closing" shall have the meaning ascribed to such term in Section 9.1 hereof.

      "Closing Date" shall have the meaning ascribed to such term in Section 9.1 hereof.

      "Company" shall have the meaning ascribed to such term in the preamble hereof, but with respect to all representations, warranties, covenants and agreements contained herein or in any Exhibit or Schedule hereto shall mean Ravenswood Communications, Inc., The El Paso Telephone Company, El Paso Long Distance Company and Gemcell, Inc.

      "Confidentiality Agreement" shall mean that confidentiality agreement signed by the parties hereto and dated December 6, 1996.

      "Contract" shall mean any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

      "Environmental Law" shall mean any Regulation or Order, including, but not limited to, any term or condition included in a validly issued Permit to construct or operate a facility subject to any Regulation or Order, which relates to or otherwise imposes liability or standards of conduct concerning environmental matters, mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water or land or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous wastes, substances or materials, including (but not limited to) CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "superlien" law and any other similar Regulation by any Authority in effect on or before the Closing Date.

      "Environmental Permit" shall mean a Permit relating to or required by any Environmental Law.

      "ERISA" shall have the meaning ascribed to such term in Section 2.19 hereof.

      "ERISA Plans" shall have the meaning ascribed to such term in Section 2.19 hereof.

      "Execution Date" shall have the meaning ascribed to such term in the preamble hereof.

      "FCC" shall mean the Federal Communications Commission.

      "Financial Statements" shall have the meaning ascribed to such term in
Section 2.9 hereof.

      "GAAP" shall mean United States generally accepted accounting principles, consistently applied, as in existence at the Execution Date and/or at the Closing Date.

      "Hazardous Materials" shall have the meaning ascribed to such term in
Section 2.21(a) hereof.

      "Improvements" shall have the meaning ascribed to such term in Section 2.14(c) hereof.

      "ICC" shall mean the Commerce Commission of the State of Illinois.

      "Indemnitee" shall have the meaning ascribed to such term in Section 11.5(a) hereof.

      "Indemnitor" shall have the meaning ascribed to such term in Section 11.5(a) hereof.

      "Indemnity Escrow Account" shall have the meaning ascribed to such term in
Section 11.2 hereof.

      "Indemnity Escrow Agreement" shall have the meaning ascribed to such term in Section 11.2 hereof.

      "Indemnity Escrow Funds" shall have the meaning ascribed to such term in
Section 9.2 hereof.

      "Information" shall have the meaning ascribed to such term in Section 6.7(a) hereof.

      "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

      "IRS" means the Internal Revenue Service.

      "Knowledge," "known," or "know" shall mean knowledge of a particular fact or matter of an individual if such individual is actually aware of such fact or other matter, or if such individual is serving or has served as an officer and/or director of the entity to which such representation or warranty pertains and should have been actually aware of such fact or other matter, given the level of responsibility and supervisory authority generally associated with such position(s).

      "Lien" shall mean any security interest, lien, mortgage, pledge, hypothecation, encumbrance, claim, easement, restriction (on transfer or otherwise) or interest of another Person of any kind or nature, including, without way of limitation, any and all of the foregoing which in any manner relate to or arise from Claims by or on behalf of any Person who or which claims any right, title or interest, legal or equitable, as beneficiary of the estate of Robert C. Gordon, in or to any of the Shares, including, without way of limitation, the Ravenswood Capital Stock or the Telephone Capital Stock, or the proceeds thereof.

      "Material Adverse Change" shall mean any developments or changes which would have a Material Adverse Effect.

      "Material Adverse Effect" shall mean, with respect to any Person, any circumstances, state of facts or matters which could reasonably be expected, either individually or in conjunction with any other circumstance, state of facts or matter, to have a material adverse effect in respect of such Person's business, business prospects, properties, assets, condition (financial or otherwise) or results of operations; provided, however, that Material Adverse Effect shall not include any federal or state regulation or deregulation, or any changes in Regulations applicable to federal or state regulation of the Business, occurring between the Execution Date and the Closing Date, and any actions agreed to by the Purchaser.

      "Order" shall mean any judgment, decree (consent or otherwise), order, injunction (preliminary or permanent), stipulation, ruling, decree or consent of or by an Authority that is adopted or otherwise takes effect on or before the Closing Date.

      "Ordinary Course of Business," "ordinary course," or "ordinary and regular" shall mean action consistent with past practice and taken in the ordinary course of the normal day-to-day operations of such Person.

      "PCB" shall mean polychlorinated biphenyls.

      "Permits" shall have the meaning ascribed to such term in Section 2.26 hereof.

      "Permitted Liens" shall mean (i) statutory Liens for Taxes not yet due and payable, or being contested in good faith to the extent set forth in Schedule
2.16 hereto, (ii) such imperfections or irregularities of title, easements, charges or encumbrances as do not interfere with the present use of the properties or assets subject thereto or affected thereby, do not otherwise impair present business operations at such properties, and do not have a Material Adverse Effect on the value of such properties and assets, (iii) Liens reflected in the Financial Statements, (iv) Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, (v) exceptions of record and standard exceptions contained in title insurance policies or commitments for issuances thereof as delivered to Purchaser by Seller, (vi) ownership interest of Ravenswood in Telephone and Long Distance, and of Telephone in Gemcell, (vii) limitations imposed pursuant to the Regulations of any applicable Authority, and
(viii) prior to the Closing Date, statutory Liens for Taxes due from the Estate of Robert C. Gordon (all of which statutory Tax Liens will be removed and cancelled of record prior to the Closing Date).

      "Person" shall mean any corporation, partnership, joint venture, organization, entity, Authority or natural person, together with any and all heirs, successors, representatives and assigns thereof, and shall specifically include, without way of limitation, the city of El Paso, Illinois.

      "Pension Benefit Plan" shall have the meaning ascribed to such term in
Section 2.19 hereof.

      "Proprietary Rights" shall mean all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, registrations and applications for registrations, (ii) trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof and (iii) copyrights and registrations and applications for registration thereof.

      "Purchase Price" shall have the meaning ascribed to such term in Section
1.2 hereof.

      "Purchase Price Escrow Agreement" shall have the meaning ascribed to such term in Section 4.17 hereof.

      "Purchaser" shall have the meaning ascribed to such term in the preamble hereof, but with respect to all representations, warranties, covenants and agreements contained herein or in any Exhibit or Schedule hereto shall mean the Purchaser and any Assignee described in Section 12.5.

      "Regulation" shall mean any law, statute, regulation, ordinance, requirement, rule, executive order or binding action of or by an Authority that is adopted or otherwise takes effect on or before the Closing Date.

      "Release" shall have the meaning ascribed to such term in Section 9601(22) of Title 42 of the United States Code.

      "Seller" shall have the meaning ascribed to such term in the preamble hereof.

      "Shares" shall have the meaning ascribed to such term in the recitals.

      "Tax Returns" shall have the meaning ascribed to such term in Section 2.16(a) hereof.

      "Tax" or "Taxes" means any income, gross receipt, net proceeds, alternative or add-on minimum, ad valorem, value added, estimated, turnover, sales, use, property, personal property (tangible and intangible), invested capital, stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance and other taxes, charges, fees, levies or other assessments of any kind whatsoever (including interest, penalties, fines and additions thereto) imposed by any taxing Authority, federal, state or local.

      "Unaudited Financial Statements" shall have the meaning ascribed to such term in Section 2.9 hereof.

      "Welfare Benefit Plan" shall have the meaning ascribed to such term in
Section 2.19 hereof.

      Section 12.4 Notices. All notices, claims, requests, demands or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, by first class certified mail, return receipt requested, with postage paid, or by receipted overnight courier service to the intended recipient at the address specified below or at such other address as shall be designated by such party in any notice to the other parties.

    Notices to Purchaser:                     With a Copy to:
    ---------------------                     ---------------

MJD Services Corp.                      Underwood Kinsey Warren &
521 East Morehead Street                  Tucker, P.A.
Suite 250                               201 S. College Street,
Charlotte, NC  28202                    Suite 2020
ATTN: Eugene B. Johnson,                Charlotte, NC  28244
  Executive Vice President              ATTN: Shirley J. Linn, Esq.
(704) 344-8150 (Phone)                  (704) 333-1200 (Phone)
(704) 344-8121 (Fax)                    (704) 377-9630 (Fax)

    Notices to the Seller,
        or the Company                        With a Copy to:
    ----------------------                    ---------------

Carla J. Brownlee, President            David I. Reader, Esq.
Ravenswood Communications, Inc.         Kraskin, Lesse & Cosson, L.L.P.
2652 N. 3853 Road                       2120 L. Street, Suite 520
Sheridan, IL  60551                     Washington, DC  20037
(815) 496-2981 (Phone)                  (202) 296-8890 (Phone)
(815) 496-2412 (Fax)                    (202) 296-8893 (Fax)

                                                  And

                                        Troy A. Fodor, Esq.
                                        Law Offices of Douglas G. Brown
                                        913 South Sixth Street

                                        Springfield, Illinois 62730
                                        (217) 753-3925 (Phone)
                                        (217) 753-3937 (Fax)

      Section 12.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, that the Purchaser may, without the prior written consent of the Seller or any other party hereto, assign its rights and obligations hereunder and under any other Contracts or documents executed or delivered in connection herewith to (i) an Affiliate of the Purchaser, including but not limited to MJD Holdings Corp. or MJD Ventures, Inc. ("Assignee"), or (ii) its lenders as collateral in connection with the financing of the transactions contemplated hereby, provided, however, that Purchaser shall remain liable to perform the obligations of Purchaser under this Agreement, and provided, further, however, that Purchaser shall notify Seller of the Assignee within five
(5) days of the assignment.

      Section 12.6 Governing Law. This Agreement shall be governed by the laws of the State of North Carolina, without regard to its principles of conflict of laws.

      Section 12.7 Counterparts; Construction. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No rule of construction requiring interpretation against the drafting party hereof will apply in the interpretation of this Agreement.

      Section 12.8 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 12.9 Entire Agreement. This Agreement and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto with regard to the subject matter hereof and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements and understandings, oral or written, express or implied, among the parties with respect to such subject matter. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings among the parties with respect to such subject matter other than those expressly set forth or referred to herein.

      Section 12.10 No Benefit. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

      Section 12.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of another party hereto under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein or of or in any similar breach or default thereafter occurring.

      Section 12.12 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      Section 12.13 Expenses. Except as otherwise provided herein, each of the parties hereto shall bear its own expenses, including, without limitation, legal fees, taxes and expenses, with respect to this Agreement and the transactions contemplated hereby (which, with respect to such expenses incurred by or on behalf of the Seller or the Company, shall be paid by the Seller and not by the Company); provided, however, that the first Fifty Thousand Dollars ($50,000) of such of Seller's expenses may be paid by the Company and on behalf of Seller (and provided further, however, that notwithstanding the foregoing, the Seller shall be solely responsible for the payment of any and all fees, costs and expenses, including without limitation, attorneys fees, arising in connection with claims with respect to title to and ownership of the Shares and with respect to the Estate of Robert C. Gordon). Further the parties hereto agree that the Company shall pay the fees and expenses of its ICC and its FCC counsel with respect to the transactions contemplated by this Agreement, that Purchaser shall pay the fees and expenses, including filing fees, of any filings made with any Authority including filings with the ICC and FCC, and that Purchaser shall bear the cost of any environmental assessment and/or environmental consultant.

      Section 12.14 Time of the Essence. Time is strictly of the essence with respect to the provisions of this Agreement.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Execution Date.

                                            MJD SERVICES CORP.


                                            _________________________________
                                            By:______________________________
                                            Title:___________________________


                                            ______________________________(SEAL)
                                            CARLA J. BROWNLEE


                                            RAVENSWOOD COMMUNICATIONS, INC.


                                            _________________________________
                                            By:______________________________
                                            Title:___________________________

                                    Exhibit A

                               Other Stockholders

None.

                                  Exhibit 4.17

                         Purchase Price Escrow Agreement

                                   Exhibit 7.7

                           Opinion of Seller's Counsel

                                   Exhibit 8.5

                         Opinion of Purchaser's Counsel

                     UNDERWOOD KINSEY WARREN & TUCKER, P.A.
                                ATTORNEYS AT LAW
                      CHARLOTTE PLAZA BUILDING, SUITE 2020
                            201 SOUTH COLLEGE STREET
                      CHARLOTTE, NORTH CAROLINA 28244-2020

RUSSELL M. BLACK
KIMBERLYE FAYSSOUX CORNELSON
RICHARD L. FARLEY
C. RALPH KINSEY, JR.                                                TELEPHONE
SHIRLEY J. LINN                                                     704-333-1200
JOHN H. NORTHEY III
FRANCIS M. PINCKNEY III
CARLTON A. SHANNON, JR.                                             FACSIMILE
WILLIAM L. SITTON, JR.                                              704-377-9630
SUSAN L. SOWELL
ROBERT B. TUCKER, JR.
WILLIAM E. UNDERWOOD, JR.
JOSEPH WARREN III

                                 [Closing Date]

Ms. Carla J. Brownlee
2652 N. 3853 Road
Sheridan, IL 60551

Dear Ms. Brownlee:

      We have acted as counsel to MJD Services Corp., a Delaware corporation ("MJD" or "Purchaser"), in connection with the purchase by Purchaser of all of the capital stock of Ravenswood Communications, Inc. (the "Company") from you ("Seller"), pursuant to a Stock Purchase Agreement entered into as of October 16, 1998 (the "Purchase Agreement") by, between and among Purchaser, the Company, and Seller.

      This opinion is being delivered to you pursuant to Section 8.5 of the Purchase Agreement. Capitalized terms used herein which are not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

      In connection with this transaction, we have reviewed the Articles of Incorporation and Bylaws (the "Organizational Documents") of the Purchaser, the Purchase Agreement and such other instruments and documents as are executed and delivered pursuant to the Purchase Agreement, and have examined such other records and information and have conducted such other

Ms. Carla J. Brownlee
[Closing Date]
Page 2


investigations as we have deemed necessary to render the opinion set forth below. As to facts material to our opinion, we have relied upon the factual representations of Purchaser in the Purchase Agreement, certificates from certain state authorities and on those certificates delivered at Closing.

      We have assumed the conformity of all copies to the originals of all documents reviewed by us, the genuineness of all signatures (other than those of the shareholders, directors and officers of Purchaser) and the authenticity of all documents submitted to us (whether originals or copies).

      For the purposes of our opinion, we have assumed that the Purchase Agreement and all other instruments and documents executed and delivered pursuant thereto have been duly authorized, executed and delivered by all of the parties thereto other than Purchaser.

      Whenever a statement herein is qualified by the phrases "known to us" or "to our knowledge", or similar phrases, it is intended to indicate that during the course of our representation of Purchaser and the transactions contemplated by the Purchase Agreement, and having made inquiry of certain officers of Purchaser as to such matters, no information that would give us actual knowledge of the inaccuracy of such statement has come to our attention. However, we have not undertaken any independent investigation or review to determine the accuracy of any such statement. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from our representation of Purchaser.

      Based upon the foregoing, and subject to the assumptions and qualifications herein set forth, it is our opinion that:

      1. MJD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, to own, lease and operate its properties,

Ms. Carla J. Brownlee
[Closing Date]
Page 3


and to enter into and to perform its obligations under the Purchase Agreement.

      2. The execution and delivery of the Purchase Agreement was duly authorized and approved by the Board of Directors of MJD. The Purchase Agreement is a valid and binding obligation of MJD enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights in the event of future bankruptcy, insolvency or reorganization of Purchaser, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. All persons who have executed this Purchase Agreement on behalf of MJD have been duly authorized to do so by all necessary corporate action.

      3. To our knowledge, MJD has given all notices to and has obtained from all state and federal regulatory authorities any approvals, consents, permits and authorizations required in order to consummate the transactions contemplated in the Purchase Agreement.

      The opinions expressed herein are based upon and limited to matters governed by the laws of the State of North Carolina and the State of Delaware, and we express no opinion as to any matter governed by the laws of any other jurisdiction. We are not authorized to practice law in the State of Delaware and the opinions set forth herein are rendered solely upon our review of applicable provisions of Delaware corporation law as currently published in standard compilations and such consultations with Delaware local counsel as we have deemed necessary or appropriate.

      This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion

Ms. Carla J. Brownlee
[Closing Date]
Page 4


is limited to matters herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.

      This opinion is being furnished to you in connection with the transactions contemplated by the Purchase Agreement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose nor relied upon by any other person or entity without our prior written consent.

      Finally, the opinions expressed herein represent our reasonable judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not, and should not be construed or considered as, a guaranty.

                                    Very truly yours,


                                    UNDERWOOD KINSEY WARREN & TUCKER, P.A.

                                  Exhibit 4.17

                         PURCHASE PRICE ESCROW AGREEMENT

                                  Exhibit 11.2

                           INDEMNITY ESCROW AGREEMENT

                                  Exhibit 11.2

                           INDEMNITY ESCROW AGREEMENT

      THIS INDEMNITY ESCROW AGREEMENT (the "Indemnity Escrow Agreement") is made as of ____________ ___, _____, between CARLA J. BROWNLEE, a resident of the State of Illinois ("Brownlee"), MJD SERVICES CORP., a Delaware corporation ("Purchaser") and FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION, a
__________________ (the "Indemnity Escrow Agent").

                              STATEMENT OF PURPOSE

      On or about October 16, 1998, Ravenswood Communications, Inc., Brownlee and Purchaser, entered into a Stock Purchase Agreement (the "Purchase Agreement"), and pursuant to the provisions of Section 9.2 of the Purchase Agreement, Brownlee and Purchaser agreed that One Million Dollars ($1,000,000) (the "Indemnity Escrow Funds") of the total purchase price otherwise payable to Brownlee would be deposited with Indemnity Escrow Agent to secure Brownlee's agreement to indemnify Purchaser as set forth in Sections 11.1, 11.2 and 11.3 of the Purchase Agreement, all in accordance with the terms of this Indemnity Escrow Agreement.

      The Indemnity Escrow Agent has agreed to serve as escrow agent under this Indemnity Escrow Agreement and to accept delivery of the Indemnity Escrow Funds in accordance with the terms and conditions set out in this Indemnity Escrow Agreement.

                                    AGREEMENT

      In consideration of the premises, and the agreements set out below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties enter into the following Indemnity Escrow
Agreement:

      1. Deposit with Indemnity Escrow Agent. At Closing of the sale and purchase of the Shares from Brownlee as provided in the Purchase Agreement, Purchaser shall deliver to the Indemnity

Escrow Agent the sum of One Million Dollars ($1,000,000) to be held, administered and distributed by the Indemnity Escrow Agent pursuant to the terms of this Indemnity Escrow Agreement.

      2. Indemnity Escrow Funds. Upon receipt of the Indemnity Escrow Funds, the Indemnity Escrow Agent shall deposit the Indemnity Escrow Funds into an escrow account (the "Indemnity Escrow Account") and shall hold, administer, invest and distribute the Indemnity Escrow Funds in accordance with the terms of this Indemnity Escrow Agreement. All references in this Indemnity Escrow Agreement to Indemnity Escrow Funds shall include any investment of such funds and all investment earnings thereon.

      3. Purposes of Indemnity Escrow. The Indemnity Escrow Funds shall be used solely for the purposes set forth in Sections 11.1, 11.2 and 11.3 of the Purchase Agreement. The Escrow Funds shall not constitute an asset of Brownlee until the distribution thereof to Brownlee in accordance with the terms of the Purchase Agreement and of this Escrow Agreement.

      4. Term. The term of this Indemnity Escrow Agreement ("Indemnity Escrow Period") shall expire on the expiration of the Indemnification Period, as defined in Section 11.1 of the Purchase Agreement, except that it shall be automatically extended as necessary to provide for the disposition of any Claims filed by Purchaser with the Indemnity Escrow Agent during such period, in accordance with the procedures set forth in Section 5 hereof.

      5. Disbursement of Indemnity Escrow Funds.

            (a) In the event Purchaser determines that it is entitled to all or any portion of the Indemnity Escrow Funds pursuant to Sections 11.1, 11.2 or 11.3 of the Purchase Agreement, Purchaser shall deliver written notice to the Indemnity Escrow Agent and Brownlee, stating the factual basis for, and the amount of, such entitlement ("Claim"). The written notice from Purchaser to Brownlee shall include copies of all relevant information and documents and shall be given within a period of thirty (30) days following the discovery of the Claim by the Purchaser, provided however the failure by Purchaser to give written notice within such time period shall not impair the Purchaser's rights hereunder except to the extent that Brownlee demonstrates that she is prejudiced thereby. Within twenty (20) days following receipt by Brownlee of such written notice of the Claim, Brownlee may deny all or any portion of the Claim by delivering written notice to the Indemnity Escrow Agent and Purchaser, indicating the amount or portion of the Claim which is denied and the factual basis for such denial ("Denial").

            (b) In the event that Brownlee fails to timely deliver a Denial to the Indemnity Escrow Agent, the Indemnity Escrow Agent shall immediately release and distribute to Purchaser an amount equal to the Claim.

            (c) In the event the Indemnity Escrow Agent receives a timely Denial from Brownlee as to all or any portion of a Claim, the Indemnity Escrow Agent shall (i) immediately distribute to Purchaser an amount, if any, equal to the portion of the Claim that Brownlee has not denied, and (ii) within sixty (60) days of receipt of such Denial, file an action in interpleader with any Illinois court of competent jurisdiction to resolve such disagreement and deposit with the registry of the court an amount equal to the denied portion of the Claim, unless a joint instruction is received by the Indemnity Escrow Agent from Brownlee and the Purchaser as to the disposition of the denied portion of the Claim prior to the expiration of such sixty (60) day period. If the Denial does not state the amount or portion of the Claim denied, the entire Claim shall be deemed denied. Purchaser and Brownlee agree to thereafter apply to such court for an order submitting the matter to arbitration pursuant to Section 11.6(b) of the Purchase Agreement.

            (d) The Indemnity Escrow Agent shall distribute any portion of the Indemnity Escrow Funds remaining in the Indemnity Escrow Agent's possession, which are not the subject of a pending Claim, immediately upon the expiration of the Indemnity Escrow Period to the escrow account established under Section 4.17 of the Purchase Agreement, as Brownlee has so instructed, for distribution in accordance with the provisions of the agreement governing such account (the "Purchase Price Escrow Agreement"), free and discharged from any further obligation with respect to the same hereunder.

      6. Release From Indemnity Escrow. As and when all of the Indemnity Escrow Funds are either distributed as provided hereunder or deposited with the registry of the court in interpleader, the Indemnity Escrow Agent shall be released and discharged from any further obligation hereunder without further action of any party. Compliance by the Indemnity Escrow Agent with any final, non-appealable order or a judgment of a court concerning the subject matter of any such dispute or agreement shall thereupon release and relieve the Indemnity Escrow Agent from all obligations and responsibility with respect to the Indemnity Escrow Funds to which such order or judgment relates.

      7. Investment of Indemnity Escrow Funds. The Indemnity Escrow Agent shall hold the Indemnity Escrow Funds delivered to it under the terms of this Indemnity Escrow Agreement and shall invest the Indemnity Escrow Funds held by it (i) in interest bearing demand deposit accounts with commercial banks whose accounts are insured by the Federal Deposit Insurance Corporation or another appropriate and comparable authority (for example, the Federal Home Loan Bank Board), or (ii) in any other investment upon which Brownlee and the Purchaser shall agree.

      8. Agreement of Indemnity Escrow Agent. The Indemnity Escrow Agent hereby agrees to receive the Indemnity Escrow Funds and hold the same intact, and to deposit the Indemnity Escrow Funds in accordance with the terms of this Indemnity Escrow Agreement, and shall not permit any withdrawal except under the terms of this Indemnity Escrow Agreement. The Indemnity Escrow Agent shall be responsible only for the safekeeping and the deposit of the Indemnity Escrow Funds and the disbursements or delivery in accordance with the terms of this Indemnity Escrow Agreement. The Indemnity Escrow Agent shall not be responsible for the appropriateness, sufficiency or accuracy of information contained in any written notice.

      9. Performance of Indemnity Escrow Agent.

            (a) There are no implied duties under this Indemnity Escrow Agreement. The duties, obligations and acts of the Indemnity Escrow Agent shall be construed as purely ministerial in nature. Indemnity Escrow Agent shall be responsible for only those duties expressly set forth in this Indemnity Escrow Agreement. In performing any of its duties under this Indemnity Escrow Agreement, or upon the claimed failure to perform its duties under this Indemnity Escrow Agreement, Indemnity Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which they may incur as a result of the Indemnity Escrow Agent so acting, or failing to act; provided, however, Indemnity Escrow Agent shall be liable for damages arising out of its willful default or gross negligence under this Indemnity Escrow Agreement. Accordingly, Indemnity Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Indemnity Escrow Agent hereunder or
      (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Indemnity Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained in any notice or document, which the Indemnity Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Indemnity Escrow Agreement.

            (b) Brownlee and the Purchaser agree to indemnify and hold harmless Indemnity Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed by Indemnity Escrow Agent or incurred by it in connection with its acceptance of this appointment as Indemnity Escrow Agent or the performance of its duties, including, without limitation, reasonable attorneys fees and costs attributable to any interpleader action commenced by the Indemnity Escrow Agent or any other litigation arising from this Indemnity Escrow Agreement or involving the subject matter of this Indemnity Escrow Agreement; provided, however, that if Indemnity Escrow Agent shall be found guilty of willful default or gross negligence under this Indemnity Escrow Agreement, then, in that event, Indemnity Escrow Agent shall itself bear all such losses, claims, damages, liabilities and expenses.

      10. Fees of Indemnity Escrow Agent. For its ordinary services hereunder (which shall include receipt, investment and disbursement of the Indemnity Escrow Funds in the manner described in this Indemnity Escrow Agreement), the Indemnity Escrow Agent shall receive compensation of one thousand eight hundred seventy-five dollars ($1,875.00) to be paid equally by Purchaser and Brownlee upon execution of this Indemnity Escrow Agreement and shall receive such additional reasonable compensation during the term hereof as is commensurate with its services provided hereunder as Indemnity Escrow Agent; any such additional compensation to be similarly paid equally by Purchaser and Brownlee.

      11. Resignation of Indemnity Escrow Agent. The Indemnity Escrow Agent or successor at any time may resign by giving thirty (30) business days written notice to the parties hereto, and such resignation shall take effect at the end of such thirty (30) business days if all of the Indemnity Escrow Funds have been tendered into the registry or custody of an Illinois court in the manner provided in Section 5 hereof, or upon the earlier appointment, with the approval of Brownlee and the Purchaser, of a successor. From and after the effective date of such resignation or appointment of a successor, the Indemnity Escrow Agent shall not be obligated to perform any of the duties of the Indemnity Escrow Agent hereunder and will not be liable for any nonperformance thereof nor for any act or failure to act whatsoever on the part of any successor Indemnity Escrow Agent. If Brownlee and the Purchaser are unable to agree upon a successor Indemnity Escrow Agent within thirty (30) days following notice of the Indemnity Escrow Agent's resignation, the Indemnity Escrow Agent shall commence an action in interpleader and deposit the Indemnity Escrow Funds with the registry of the court in the manner provided in Section 5 hereof.

      12. Successor to Indemnity Escrow Agent. Any corporation resulting from any merger or consolidation to which the Indemnity Escrow Agent or any successor to it shall be a party, or any corporation in any manner succeeding to all or substantially all of the business of the Indemnity Escrow Agent or any successor, shall be the successor escrow agent hereunder without the execution or filing of any paper or any further acts on the part of any of the parties hereto. In the event of a resignation of the Indemnity Escrow Agent pursuant to paragraph 11 of this Indemnity Escrow Agreement, any person(s) or corporation hereafter agreed upon by the parties shall be the successor escrow agent hereunder.

      13. Instructions and Notices. In executing and performing its duties hereunder, except as otherwise provided, the Indemnity Escrow Agent shall be entitled to rely upon instructions of Brownlee and the Purchaser. Any notice, payment, demand, instruction or communication required or permitted to be given by this Indemnity Escrow Agreement shall be in writing and shall be given by hand delivery, overnight messenger or certified mail, return receipt requested, addressed to the appropriate party at the address stated below:

      If to Brownlee:

            Ms. Carla J. Brownlee
            2652 N. 3853 Road
            Sheridan, IL  60551

      If to Purchaser:

            MJD Services Corp.
            521 East Morehead Street, Suite 520
            Charlotte, NC  28202
            Attention: Eugene B. Johnson,
                       Executive Vice President

      If to Indemnity Escrow Agent:

            First Federal Savings and Loan Association
            301 Fairway Drive
            Bloomington, Illinois  61701
            Attention: Donald Fernandes, President

      Any notice sent by overnight messenger or hand delivery shall be deemed made on the date received, and any notice sent by certified mail shall be deemed made three (3) days after mailing.

      14. Governing Law. This Indemnity Escrow Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

      15. Headings. The headings in this Indemnity Escrow Agreement are inserted for convenience and identification only and are in no way intended to interpret, define or limit the scope, extent or intent of this Indemnity Escrow Agreement or any provision of this Indemnity Escrow Agreement.

      16. Severability. Each provision of this Indemnity Escrow Agreement is intended to be severable. If any term or provision of this Indemnity Escrow Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforcement of the remainder of this Indemnity Escrow Agreement.

      17. Counterparts. This Indemnity Escrow Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      18. Amendment. No modification or amendment to this Indemnity Escrow Agreement shall be valid unless produced in writing and signed by all of the parties hereto.

      19. Successors. This Indemnity Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives, assigns and transferees, as the case may be. Indemnity Escrow Agent shall not be bound by or incur any liability with respect to this Indemnity Escrow Agreement or any other agreement or understanding between Brownlee and the Purchaser, except as in this Indemnity Escrow Agreement expressly provided.

      IN WITNESS WHEREOF, the parties hereto have caused this Indemnity Escrow Agreement to be executed as of the date first above written.


                                            ____________________________(SEAL)
                                            CARLA J. BROWNLEE

                                            MJD SERVICES CORP.


                                            __________________________________
                                            By: ______________________________
                                            Its: _____________________________


                                            Indemnity Escrow Agent

                                            FIRST FEDERAL SAVINGS AND LOAN
                                            ASSOCIATION


                                            By: _______________________________
                                            Its: ______________________________

                                  Schedule 2.3

                                  No Violations

      Approval of the ICC to the change of control and reorganization contemplated by this transaction.

                                  Schedule 2.4

                          Subsidiaries and Investments

              [Please confirm and supplement all of the following:]

1. Illinois Valley Cellular RSA 2, Inc. Illinois Valley Cellular RSA 2, Inc. is a switching company for the three RSA 2 Partnerships referred to below. It provides switching services and microwave links for the three cellular partnerships. The El Paso Telephone Company is the record owner of 12.5% (700 shares of common stock, evidenced by share certificates _________) of the currently issued and outstanding stock of Illinois Valley Cellular RSA 2, Inc., an Illinois corporation ("IVC RSA 2, Inc."). The El Paso Telephone Company paid $_____________ for its shares. There is no Shareholders' Agreement with respect to the stock of IVC RSA 2, Inc.

      The El Paso Telephone Company is the guarantor of a loan in the amount of $1,035,000.00 made by the Rural Telephone Finance Cooperative ("RTFC"), to IVC RSA 2, Inc., pursuant to the terms of a Guaranty as dated ________________ (August 3, 1992?), by The El Paso Telephone Company (the "Guaranty"). The El Paso Telephone Company's maximum liability pursuant to the Guaranty is limited in amount to $140,000.00. The maturity date of such note is five (5) years from its date of execution. [Has it accordingly expired?] Although the note is unexecuted, the executed Loan Agreement is dated October 30, 1992.

      Additionally, Illinois Valley Cellular RSA 2, Inc. borrowed $317,393.00 from the RTFC pursuant to the terms of that certain Secured Promissory Note as dated October 1, 1994. Said loan [was/was not] guaranteed by The El Paso Telephone Company.

      There exists an unexecuted, undated copy of an agreement between IVC RSA 2, Inc. and nine local independent telephone companies (one of which includes The El Paso Telephone Company (the nine independents are referred to as "Telco's") regarding what appears to be an indemnification by IVC RSA 2, Inc. should any of the Telco's have to pay on a $125,000 guaranty of certain RTFC debt. It is believed that the $125,000 guaranty referenced in such agreement is an earlier version of the $140,000 guaranty.

Pursuant to the terms of an Indemnity Agreement with respect thereto, if IVC RSA 2, Inc. can't reimburse a particular Telco, the others will do so pro rata.

      The El Paso Telephone Company was paid a $_____________ dividend from Illinois Valley Cellular RSA 2, Inc. in 1996, and a $____________ dividend in 1997.

Gemcell, Inc. is a general partner holding a 62/3% interest in each of the following partnerships (Gemcell, Inc.'s original investment in these three partnerships was $_________.):

A. Illinois Valley Cellular RSA 2-I Partnership ("IVC RSA 2-I"), pursuant to that certain Partnership Agreement as dated November 8, 1989 (the "IVC RSA 2-I Partnership Agreement").

            Gemcell, Inc.'s interest in IVC RSA 2-I is subject to dilution in the event of an additional capital call, as provided in Paragraph 5.2 of the IVC RSA 2-I Partnership Agreement. The Operating Partner can make a capital call pursuant to certain guidelines set forth in the Partnership Agreement. Marsailles Telephone Company was elected as the operating partner for IVC RSA 2-I in August 1991. It is believed that subsequent thereto Marsailles Telephone Company transferred its partnership interest to Marsailles Cellular, Inc., which has been recognized as operating partner since such time. Marsailles Cellular, Inc. is also the operating partner of IVC RSA 2-II and IVC RSA 2-III. Additionally, Paragraphs 7.5 and 7.6 of said Partnership Agreement contain restrictions on Gemcell, Inc.'s rights to compete with IVC RSA 2-I in the business of sales or resales of cellular service and equipment.

            Regarding the transferability of Gemcell, Inc.'s partnership interest, Article X of the IVC RSA 2-I Partnership Agreement contains transfer restrictions. Specifically, Paragraph 10.1 provides a right of first refusal in favor of all other partners prior to any transfer of Gemcell, Inc.'s partnership interest. Per said paragraph, an assignment is deemed to have occurred if in any single transaction or any series of transactions, controlling interest in Gemcell, Inc. is transferred. Notwithstanding the foregoing, Paragraph 10.1 goes on to provide that an "assignment shall not be deemed to have occurred due to the transfer of any or all of the outstanding capital stock of any corporate Partner or its direct or indirect parent except in the instance where the cellular interest hereunder is the only substantial asset in such company." This provision appears to negate the existence of any right of first refusal requirements under the circumstances. Unauthorized transfers can result, among other things, in a declaration of default and mandatory withdrawal, pursuant to the provisions of Article XI of said Partnership Agreement.

            Regarding potential liability, Gemcell, Inc. has unlimited liability as a general partner pursuant to the provisions of Illinois law. Additionally, the IVC RSA 2-I Partnership Agreement requires, at Paragraph 12.3, that partners make additional capital contributions in the event deficit capital accounts exist at liquidation of either the partnership or of a partner's interest. Additionally, the IVC RSA 2-I partners are required under Paragraph 13.2 of said Partnership Agreement to indemnify the Operating Partner, the Network Partner, and any officers, directors, employees or agents of the foregoing against certain losses and damages.

            IVC RSA 2-I is a party to a switching contract with Illinois Valley Cellular RSA 2, Inc.

B. Illinois Valley Cellular RSA 2-II Partnership ("IVC RSA 2-II"), pursuant to that certain Partnership Agreement as dated November ____, 1989 (the "IVC RSA 2-II Partnership Agreement").

            The IVC RSA 2-II Partnership Agreement contains provisions regarding capital calls, dilution, restoration of deficit balances, restricted competition, transferability of partnership interests, liability and indemnification identical to those discussed above with respect to the IVC RSA 2-I Partnership Agreement.

            IVC RSA 2-II is a party to a switching contract with Illinois Valley Cellular RSA 2, Inc.

C. Illinois Valley Cellular RSA 2-III Partnership ("IVC RSA 2-III"), pursuant to that certain Partnership Agreement as dated November 6, 1989 (the "IVC RSA 2-III Partnership Agreement").

            The IVC RSA 2-III Partnership Agreement contains provisions regarding capital calls, dilution, restoration of deficit balances, restricted competition, transferability of partnership interests, liability and indemnification identical to those discussed above with respect to the IVC RSA 2-I Partnership Agreement.

            IVC RSA 2-III is a party to a switching contract with Illinois Valley Cellular RSA 2, Inc.

            Each of the foregoing three (3) partnerships is a party to three (3) separate loans from the Rural Telephone Finance Cooperative ("RTFC").
      Specifically:

            (i) IVC RSA 2-I

                  (1) Loan 1: $4,033,333.00, as evidenced by that certain Secured Promissory Note as dated November 25, 1992.

                  (2) Loan 2: $873,111.00, as evidenced by that certain Secured Promissory Note as dated February 4, 1993.

                  (3) Loan 3: $836,020.00, as evidenced by that certain Secured Promissory Note as dated October 1, 1994.

            (ii) IVC RSA 2-II

                  (1) Loan 1: $501,111.00, as evidenced by that certain Secured Promissory Note as dated March 12, 1992.

                  (2) Loan 2: $418,788.00, as evidenced by that certain Secured Promissory Note as dated ______________(December 9, 1992?).

                  (3) Loan 3: $874,458.00, as evidenced by that certain Secured Promissory Note as dated October 1, 1994.

            (iii) IVC RSA 2-III

                  (1) Loan 1: $1,361,111.00, as evidenced by that certain Secured Promissory Note as dated March 12, 1992.

                  (2) Loan 2: $583,444.00, as evidenced by that certain Secured Promissory Note as dated December 7, 1992.

                  (3) Loan 3: $1,281,802.00, as evidenced by that certain Secured Promissory Note as dated October 1, 1994.

            With respect to the loan described as "Loan 2" to IVC RSA 2-I, Gemcell, Inc. pledged its partnership interests in IVC RSA 2-II and IVC RSA 2-III to the RTFC, pursuant to the provisions of that certain Partnership Interest Pledge and Security Agreement as dated February 4, 1993, and as subsequently amended October 1, 1994, to include the loan described above as "Loan 3" to IVC RSA 2-I.

            With respect to the loan described as "Loan 2" to IVC RSA 2-II, Gemcell, Inc. pledged its partnership interest in IVC RSA 2-III to the RTFC, pursuant to the provisions of that certain Partnership Interest Pledge and Security Agreement as dated December 9, 1992, and as subsequently amended October 1, 1994, to include the loan described above as "Loan 3" to IVC RSA 2-II.

            With respect to the loan described as "Loan 2" to IVC RSA 2-III, Gemcell, Inc. pledged its partnership interest in IVC RSA 2-II to the RTFC, pursuant to the provisions of that certain Partnership Interest Pledge and Security Agreement as dated December 7, 1992, and as subsequently amended October 1, 1994, to include the loan described above as "Loan 3" to IVC RSA 2-III.

            See Schedule 2.14(a) for recording information relating to such pledged partnership interests.

            IVC RSA 2-I is owned 40% by Contel Cellular of Illinois, Inc. (now
      GTE), as a general partner, and 60% by the subsidiaries or affiliates of nine (9) independent telephone companies (the Company's subsidiary, Gemcell, Inc. owns a 6.66% general partnership interest.) The same information is also true as to RSA 2-II and RSA 2-III, except that in RSA 2-II Centel Cellular Company (now Sprint) is the 40% general partner and in RSA 2-III Illinois SMSA Limited Partnership and Chicago SMSA Limited Partnership, both of which are controlled by Ameritech Mobile Communications, Inc., are each a 20% general partner.

2. See Schedule 2.17 for listing of checking and money market accounts, as well as Certificates of Deposit held by the Company.

3. ANPI membership (Associated Network Partners, Inc.). Associated Network Partners, Inc. ("ANPI") is a C corporation started by a number of independent LECs in the State of Illinois to act as a buyers club for interexchange telephone capacity so that the participating LECs or their affiliates could pool their minutes in order to get volume discounts. Ravenswood Communications, Inc. is a "Participant" under contract with ANPI and, separately, a shareholder of ANPI. Like each other participant, its single share of common stock is non-transferable, has no appurtenant rights to board membership and is, by agreement, worth $100 if Ravenswood Communications, Inc. ceases being a Participant. As a Participant, Ravenswood Communications, Inc. has a monthly commitment to ANPI to purchase at least $__________ worth of toll services (this amount is basically based on ___% of a Participant's historical usage). Under certain limited circumstances, that commitment could rise to $_____________ per month. (ANPI, in turn, has a much larger monthly commitment to its facilities providers, which commitment is less than the overall participant commitment to ANPI.) There are certain penalties if Ravenswood Communications, Inc. does not purchase at least its minimum worth of toll services. Basically, it would be required to pay for such toll services, whether it purchases them or not. ANPI is not subject to net profits since the toll services it purchases are sold to its participants at cost with an administrative charge assessed to match ANPI's administrative costs. As can be more fully determined from the Participation Agreement, so long as ANPI's participants meet their contractual commitments, ANPI is not subject to a net loss. As also can be more fully determined from the Participation Agreement, while Ravenswood Communications, Inc. does not have contingent liabilities for the actions of ANPI, it does indemnify ANPI for any injury caused to ANPI by the actions of Ravenswood Communications, Inc. There is no annual or recurring fee for being a Participant.

                                  Schedule 2.6

                                 Corporate Books

Directors and Officers for Ravenswood Communications, Inc.:

        Directors:

        Officers:            President
                             Vice President
                             Secretary
                             Treasurer

Directors and Officers for The El Paso Telephone Company:

        Directors:

        Officers:            President
                             Vice President
                             Secretary
                             Treasurer

Directors and Officers for El Paso Long Distance Company:

        Directors:

        Officers:            President
                             Vice President
                             Secretary
                             Treasurer

Directors and Officers for Gemcell, Inc.:

        Directors:

        Officers:            President
                             Vice President
                             Secretary
                             Treasurer

                                  Schedule 2.7

                      List of Shareholders/Liens on Shares

        Carla J. Brownlee                    405 Shares, as evidenced by stock
                                             certificate(s) __________________,
                                             issued __________________________.

                                  Schedule 2.10

                                    Employees

a.    Ravenswood Communications, Inc.

      Employees:

            Full-time Employees:

            Part-time Employees:

b.    The El Paso Telephone Company

      Employees:

            Full-time Employees:

            Part-time Employees:

c.    El Paso Long Distance Company

      Employees:

            Full-time Employees:

            Part-time Employees:

d.    Gemcell, Inc.

      Employees:

            Full-time Employees:

            Part-time Employees:

                                  Schedule 2.10

                                    Employees

                                   (Continued)

                                Vacation Schedule

                                  Schedule 2.11

                                 Certain Changes

                                  Schedule 2.12

                                    Contracts

                                Schedule 2.14(a)

                              Owned Property/Liens

A.    Real Property:

B.    Personal Property:

C.    Liens:

1. [Please provide information regarding any REA/RUS/RTB Liens on real and personal property:]

2. Liens on capital stock of the Company or any subsidiaries as collateral:

      Gemcell, Inc. has pledged its partnership interests (and certain rights pertaining thereto) in Illinois Valley Cellular RSA 2-II Partnership and Illinois Valley Cellular RSA 2-III Partnership to the Rural Telephone Finance Cooperative, as more particularly detailed in that Uniform Commercial Code Financing Statement filed with the Illinois Secretary of State on _____________, bearing File No. __________. Additional information is set forth under Item 1 of
Schedule 2.4.

3.    Other:

      Except as expressly provided above, no other Liens exist.

                                Schedule 2.14(b)

                                 Leased Property

                                Schedule 2.14(e)

                                    Condition

                                  Schedule 2.15

                                   Litigation

                                  Schedule 2.16

                                   Tax Matters

                                  Schedule 2.17

                           Bank and Brokerage Accounts

[Please provide pertinent account information, including name and address of bank, contact persons authorized signatories and account numbers]


Ravenswood Communications, Inc.


The El Paso Telephone Company


El Paso Long Distance Company


Gemcell, Inc.

                                  Schedule 2.19

                             Employee Benefit Plans

                                  Schedule 2.20

                              Intellectual Property

                                  Schedule 2.21

                              Environmental Matters

                                  Schedule 2.22

                      Capital Expenditures and Investments

                                  Schedule 2.23

                            Dealings with Affiliates

                                  Schedule 2.24

                                    Insurance

                                  Schedule 2.26

                                     Permits

      The contemplated transaction would effect a transfer of control in The El Paso Telephone Company ("Telephone"). Since Telephone is an Illinois public utility, any changes in control require the prior approval of the ICC, for which provision has been made in Sections 7.2 and 8.2 of this Agreement.

                                  Schedule 2.27

                Absence of Undisclosed Liabilities/Corporate Debt

                                  Schedule 3.3

                    Consents and Authorizations of Purchaser

Approval of the Board of Directors and shareholders of Ravenswood, of Telephone, of Long Distance and of Gemcell was obtained on _________________________.

      Approval of the Board of Directors of MJD Ventures, Inc. was obtained on
___________________.

                                  Schedule 4.14

                         Article IV Disclosure Statement